UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ABITIBIBOWATER INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AbitibiBowater Inc.

1155 Metcalfe Street, Suite 800

Montréal, Québec

Canada H3B 5H2

April 29, 2011

Dear Stockholder:

We cordially invite you to attend the annual meeting of stockholders of AbitibiBowater Inc., which will be held on Thursday, June 9, 2011, at 8:00 a.m. (Eastern), at the Centre Mont-Royal, Salon International, 2200 Mansfield Street, in Montréal, Québec, Canada. The accompanying notice of annual meeting and proxy statement contain the details of the business to be conducted at the meeting.

In addition to the formal items of business to be brought before the meeting, we will report on our business and respond to stockholder questions.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

AbitibiBowater’s annual report for 2010 is included in this package, and we urge you to read it carefully.

We look forward to seeing you at the annual meeting.

Sincerely,

Richard Garneau
President and chief executive officer

Richard B. Evans
Chair of the board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2011

April 29, 2011

Dear Stockholder:

The 2011 annual meeting of stockholders of AbitibiBowater Inc. will be held on Thursday, June 9, 2011, at 8:00 a.m. (Eastern), at the Centre Mont-Royal, Salon International, 2200 Mansfield Street, in Montréal, Québec, Canada, for the purpose of voting on the following matters:

1.	the election of directors for the ensuing year;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year;

3.	an advisory vote on executive compensation, or the “say-on-pay” vote;

4.	an advisory vote on the frequency of holding the say-on-pay vote in the future; and

5.	such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The record date for the determination of the stockholders entitled to vote at our annual meeting, and any adjournment or postponement thereof, is the close of business on April 19, 2011.

Important notice regarding the availability of proxy materials for the annual meeting of stockholder to be held on June 9, 2011:

The proxy statement and our 2010 annual report are available at

http://www.abitibibowater.com/investors/

By order of the board of directors,

Jacques P. Vachon
Corporate secretary

April 29, 2011 Montréal, Québec, Canada

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by AbitibiBowater Inc. on behalf of our board of directors for the 2011 annual meeting of stockholders. The annual meeting will be held on Thursday, June 9, 2011, at 8:00 a.m. (Eastern), at the Centre Mont-Royal, Salon International, 2200 Mansfield Street, in Montréal, Québec, Canada. Proxy materials for the annual meeting are being mailed or will be made available on or about May 9, 2011.

When we use the terms “AbitibiBowater,” “the Company,” “we,” “us” and “our,” we mean AbitibiBowater Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context indicates otherwise.

AbitibiBowater Inc. and all but one of its debtor affiliates successfully emerged from creditor protection proceedings under chapter 11 of the U.S. Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada), as applicable, on December 9, 2010. We refer to these proceedings as the “creditor protection proceedings,” to the date of our emergence from the creditor protection proceedings as the “emergence date” and to the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code and the CCAA Plan of Reorganization and Compromise together as the “plans of reorganization.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the annual meeting?

Owners of AbitibiBowater’s common stock at the close of business on April 19, 2011, the record date for the annual meeting, are entitled to receive the notice of annual meeting and to vote their shares at the meeting. On that date, there were 97,134,154 shares of common stock outstanding and entitled to vote and there were approximately 2,100 holders of record. Each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting.

What is the difference between holding shares as a stockholder of record and through an intermediary?

You are a stockholder of record if you own shares of common stock that are registered in your name with our transfer agent, Computershare Trust Company, N.A. If you are a stockholder of record, the transfer agent is sending these proxy materials to you directly.

If you hold shares of common stock indirectly through a broker, bank or similar institution (which we refer to as an “intermediary institution”), you are a “street name” holder and these materials are being sent to you by the intermediary institution through which you hold your shares. If you provide specific voting instructions by mail, telephone or the Internet, your intermediary institution will vote your shares as you have directed.

What do I need to do to attend the annual meeting?

Attendance at the annual meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification like a driver’s license to attend the meeting in person. If you hold your shares in street name and you plan to attend the annual meeting, you must bring an account statement or other suitable evidence that you held shares of common stock as of the record date to be admitted to the meeting.

Any representative of a stockholder who wishes to attend must present acceptable documentation evidencing his or her authority, suitable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the meeting.

What methods can I use to vote?

If you are a registered holder, you may vote:

•	By mail. Complete, sign and date the proxy card or voting instruction card and return it in the pre-paid envelope enclosed with these materials.

•

By telephone or Internet. You can vote over the telephone by calling 1-800-652-VOTE (8683) within Canada, the U.S. and its territories or through the Internet at www.envisionreports/ABH. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•	In person. You can vote in person at the meeting. See What do I need to do to attend the annual meeting?

If you are a street name holder, you may vote:

•	By mail. By returning a properly executed and dated voting instruction form by mail, depending upon the method(s) your intermediary makes available.

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By telephone or Internet. You can vote over the telephone or through the Internet at the number and website address indicated in your intermediary institution’s voting instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•

In person. You can vote in person at the meeting if you bring a valid “legal proxy,” which you can obtain from your intermediary institution through which you hold your shares. See What do I need to do to attend the annual meeting?

What is a broker non-vote?

If you are a street name holder, you must instruct your intermediary institution how to vote your shares. If you do not, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote, which is referred to as a “broker non-vote.” In these cases, the broker can register your shares as being “present and entitled to vote” for purposes of determining the quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange, which we refer to as the “NYSE.” Under those rules, your intermediary institution has discretionary voting authority to vote your shares on the ratification of

PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you. But the election of directors, the advisory say-on-pay vote and the advisory vote on the frequency of holding the say-on-pay vote are non-discretionary items, and they may not be voted upon by your broker without specific voting instructions from you. Accordingly, your shares would not be voted on these matters.

Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders of record entitled to vote at the meeting will be available for inspection at the meeting and for the ten days prior to the meeting for any purpose germane to the meeting during ordinary business hours at AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montréal, Québec, Canada H3B 5H2, from May 30, 2011 through June 8, 2011.

What is the quorum for the annual meeting?

The presence of the holders of shares of common stock representing at least one-third of the voting power of all common stock issued and outstanding and entitled to vote at the meeting, in person or by proxy, is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are considered present for purposes of determining a quorum.

How will my shares be voted at the annual meeting?

At the meeting, the persons named in the proxy card or, if applicable, their substitute(s) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted:

•	FOR the election of each director nominee

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

•	FOR the advisory resolution approving executive compensation

•	FOR an ANNUAL advisory vote to approve executive compensation

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Company’s corporate secretary;

•	delivering a valid, later-dated proxy, or later-dated vote by telephone or on the Internet, before the annual meeting; or

•	voting by in person at the annual meeting.

If you are a street name holder, you may submit new voting instructions by contacting your intermediary institution.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

What are the voting requirements for the approval of each matter presented at the annual meeting?

•	Election of directors. Under our by-laws, directors are elected by a plurality vote. Withhold votes, abstentions and broker non-votes will not affect the outcome of the director election.

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Ratification of PricewaterhouseCoopers LLP. The ratification of the appointment of an independent registered public accounting firm is not required under our by-laws but we are asking as a matter of good governance. A majority of the votes present and entitled to vote at the meeting must vote to approve the ratification of PricewaterhouseCoppers LLP as our independent registered accounting firm for the 2011 fiscal year for the ratification to pass. Abstentions will have the same effect as a vote “against” this proposal.

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Advisory vote on executive compensation. Under our by-laws, a majority of the votes present and entitled to vote at the meeting must vote to adopt, on an advisory basis, the resolution approving compensation of our named executive officers. Abstentions will have the same effect as a vote “against” this proposal, but broker non-votes will have no effect.

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Advisory vote on frequency of future say-on-pay votes. This matter is being submitted to enable stockholders to express a preference as to whether future say-on-pay votes should be held every year, every two years or every three years. The provisions of our by-laws regarding the vote required to approve a proposal are not applicable to this matter. Abstentions and broker non-votes will not affect the outcome of this proposal.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of stockholder proxies. Individual stockholder votes are kept confidential, unless disclosure is necessary to meet applicable legal requirements to assert or defend claims for or against the Company or made during a contested proxy solicitation, tender offer or other change of control situation.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return by mail, or submit via the Internet or by telephone, each proxy card and voting instruction card you receive. If you would like to consolidate multiple accounts at our transfer agent, please contact Computershare Trust

Company, N.A. at (866) 820-6919 (toll free for Canada and the U.S.) or (781) 575-3100.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the Securities and Exchange Commission, or the “SEC,” called “householding,” pursuant to which stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the notice of annual meeting and proxy statement and our 2010 annual report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding would not in any way affect dividend check mailings.

If you participate in householding and wish to receive a separate copy of this notice of annual meeting and proxy statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our transfer agent.

If you are a street name holder, you can request information about householding from your intermediary institution.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The board has adopted a formal set of corporate governance principles and practices, which we refer to as the “corporate governance principles.” The purpose of the corporate governance principles, which are available on our website (www.abitibibowater.com/about_us/corporate_governance), is to provide a structure within which directors and management can pursue the Company’s objectives for the benefit of stockholders and within which directors can supervise Company management. The corporate governance principles are guidelines intended to serve as a flexible framework within which the board may conduct its business, and not as a set of legally binding obligations.

The corporate governance principles outline the board’s responsibilities and the interplay among the board and its committees in furthering the Company’s overall objectives. The corporate governance principles note the board’s role in advising management on significant issues facing the Company and in reviewing and approving significant actions. In addition, the corporate governance principles highlight the principal roles of certain committees of the board, including:

•

The board’s selection and evaluation of senior executive officers, including the president and chief executive officer, with assistance from the human resources and compensation/nominating and governance committee, and succession planning.

•	The administration of executive and director compensation by the human resources and compensation/nominating and governance committee, with final approval by the board.

•	The selection and oversight of our independent registered public accounting firm and oversight of public financial reporting by the audit committee.

•

The evaluation of candidates for board membership and the oversight of the structure and practices of the board, the committees and corporate governance matters in general by the human resources and compensation/nominating and governance committee, including annual assessment of board and committee effectiveness.

Our corporate governance principles also include, among other things:

•	General qualifications for board membership, including independence requirements (with, among other things, the categorical standards for board determinations of independence).

•	Director responsibilities, including board and stockholder meeting attendance and advance review of meeting materials.

•	Provisions for director access to management and independent advisors, and for director orientation and continuing education.

•

An outline of management’s responsibilities, including production of financial reports and disclosures, implementation and monitoring of internal controls and disclosure controls and procedures, development, presentation and implementation of strategic plans and setting a strong ethical “tone at the top.”

Director Independence

The Company’s corporate governance principles, which are described above, include certain standards concerning the independence of board members, which standards are designed to comply with the standards established by the SEC and the NYSE. They include the following:

•

Each member of the board, except for the president and chief executive officer and, at the discretion of the board, up to two additional directors, must be “independent.” The applicable definition of “independence” is based on the NYSE’s corporate governance standards, which also require a majority of directors to be “independent,” and rules established by the SEC.

•	Each member of the audit committee and the human resources and compensation/nominating and governance committee must be “independent.”

•

The independent directors must meet in executive session at least annually without any non-independent director or executive officer. The independent directors will also meet in executive session at the end of any board meeting at the request of any independent director. The chair presides at these meetings.

On the basis of information solicited from each director, and upon the advice and recommendation of our human resources and compensation/nominating and governance committee, the board has determined that seven out of the Company’s eight incumbent directors are “independent,” as defined in the NYSE’s corporate governance standards and our by-laws, namely: directors Richard B. Evans, Richard D. Falconer, Jeffrey A. Hearn, Alain Rhéaume, Paul C. Rivett, Michael S. Rousseau and David H. Wilkins. The board has also determined that each of the audit committee and the human resources and compensation/nominating and governance committee is made up entirely of independent directors. As part of these determinations, which included considering the relationships described below under Related Party Transactions and the categories of relationships below, the board determined that none of the independent directors has a material relationship with the Company other than his role as a director.

Our corporate governance principles reflect the board’s determination that the following categories of relationships alone are not material and will not impair a director’s independence:

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Ownership of less than 5% of the equity of, or being a director of, another company that does business with the Company where the annual sales to, or purchases from, the Company are less than 5% of the annual revenues of either company.

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Ownership of less than 5% of the equity of, or being an executive officer or director of, an unaffiliated company that is indebted to the Company (or to which the Company is indebted), where the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company.

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Serving as an officer, director or trustee of a charitable organization, where the Company’s charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts, or $20,000 per year, whichever is less.

The board, acting through the disinterested directors, considered each of the transactions discussed under Related Party Transactions below and determined that they were in compliance with the guidelines. The audit committee is responsible for reviewing and overseeing related party transactions and conflicts of interest situations involving the Company, its directors, officers and related parties.

Codes of Conduct

We have adopted a written code of business conduct and ethics that applies to all employees, including our president and chief executive officer, chief financial officer and chief accounting officer. Under the code of business conduct, employees are required to obtain the prior approval of the chief legal officer or, in the case of executive officers, from the human resources and compensation/nominating and governance committee, before entering into any transaction that might present a conflict of interest, including related party transactions with the Company.

The board adopted a separate board of directors’ code of conduct and ethics that applies specifically to directors. The directors’ code of conduct and ethics, among other things, describes our policy concerning the review and approval of conflicts of interest or related party transactions with respect to board members and provides guidance to directors in handling unforeseen situations as they arise. The guidelines provide that each director (1) must avoid every conflict of interest with the Company and must recuse himself or herself from any board decision where a conflict of interest may exist, (2) owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises, (3) must maintain confidentiality of information entrusted to him or her, (4) comply, and oversee the compliance by employees, officers and other directors, with applicable laws, rules and regulations, (5) must deal fairly, and must oversee fair dealing by employees and officers, with the Company’s customers, suppliers, competitors and employees, (6) should promote ethical behavior and (7) protect the Company’s assets and ensure their efficient use.

Board Leadership Structure; Communication with Independent Directors

The Company’s business is managed under the direction of the board, with the board delegating the management of the Company to the president and chief executive officer, working with other executive officers, in a manner consistent with the Company’s objectives and in accordance with its by-laws. This delegation of authority is not intended to minimize the board’s supervisory duties, as more fully set forth in our corporate governance principles.

Mr. Evans, the Company’s chair of the board and an independent director, presides over each board meeting and the separate meetings of independent directors in executive session. Our by-laws provide that in the event the chair of the board is not an independent director, an independent director selected by a majority of the board will serve as lead director, whose responsibilities include, among other things, chairing any meeting of the independent directors in executive session.

Stockholders and other interested persons that would like to communicate with the independent directors may send an e-mail to independentdirectors@abitibibowater.com or send a written communication to: AbitibiBowater Inc. Independent Directors, c/o AbitibiBowater Inc. Corporate Secretary, 1155 Metcalfe Street, Suite 800, Montréal, Québec, Canada, H3B 5H2. The Company’s corporate secretary will forward those communications to the intended recipients and will retain copies for the Company’s records.

Regardless of the method of communication, no message will be screened or edited before it is delivered to the intended recipient(s), who will determine whether to relay the message to other members of the board.

Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by our board. The board executes its oversight responsibility for risk assessment and risk management directly through its committees, as follows:

•

Audit committee. The audit committee periodically reviews management’s plans to manage the Company’s exposure to financial risk, and report or make recommendations on significant issues to the board. To the extent deemed appropriate in fulfilling its responsibilities, the audit committee also discusses and considers the Company’s policies with respect to risk assessment and risk management, and reviews contingent liabilities and risks that may be material to the Company, including major legislative and regulatory developments that could materially impact the Company’s contingent liabilities.

•

Environmental, health and safety committee. The environmental, health and safety committee reviews the Company’s outstanding and potential liabilities related to environmental, health and safety matters. In addition, the environmental, health and safety committee reviews with management all significant environmental incidents or occupational accidents within the Company and any events of material non-compliance. The committee also monitors the Company’s relationships with external environmental, health and safety regulatory authorities, which are critical to our business operations.

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Finance committee. The finance committee reviews at least annually a report prepared by management on the financial health, from an actuarial and accounting perspective, of the benefit plans of the Company’s subsidiaries, and related funded obligations. In addition, as needed, the finance committee reviews the adequacy of management’s plans to manage the Company’s exposure to financial risk. The finance committee also reviews at least annually the financing risks and insurance principles and coverage of the Company and its subsidiaries, including those associated with the use of derivatives, currency and interest rates swaps and other risk management techniques.

•

Human resources and compensation/nominating and governance committee. As further described below, the human resources and compensation/nominating and governance committee assists the board in discharging its responsibilities with respect to human resources strategy, policies and programs and matters relating to the use of human resources and also assists the board in fulfilling its responsibilities to ensure that the Company is governed in a manner consistent with its by-laws and in the best interests of its stockholders. The board believes that these roles are important in managing the Company’s reputational risk.

The board does not view risk in isolation. Risks are considered in virtually every business decision, including those related to the Company’s strategic plan and capital structure.

Director Qualifications

We believe that each director should possess high personal and professional ethics, integrity and values, an inquiring and independent mind as well as practical wisdom, vision and mature judgment. He or she should also have substantial training and experience at the policy-making level in business, government, or education and/or expertise that is useful to the Company and complementary to the background and experience of other board members, so that an optimum balance of expertise among members on the board can be achieved and maintained. In light of other business and personal commitments, he or she should also be willing and able to devote the required amount of time to diligently fulfill the duties and responsibilities of board membership, and be committed to serve on the board over a period of years to develop knowledge about the Company’s operations.

Some of the specific areas of expertise and experience that we believe to be important in light of our business are listed below; ideally, these areas should be represented by at least one board member:

•	professional services, such as lawyers, investment bankers and university professors

•	politics/government relations

•	management/operating experience, such as a chief executive office, chief operating officer or senior manager

•	financial/accounting experience, such as a chief financial officer, certified financial analyst or chartered public accounting or analyst

The applicable aspects of each director’s experience, qualifications and skills that the board considered in their nomination in light of the foregoing are included in their individual biographies. It is also desirable that each member of the board has recent experience as a member of the board of at least one other company, preferably a public company.

The board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for our board. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Meetings and Committees

The board met ten times in 2010. No incumbent director attended fewer than 75% of the regular and special meetings of the board and the committees on which the director sits. In light of the then ongoing creditor protection proceedings, there was no annual meeting of stockholders in 2010.

We expect each director to attend all regular board meetings, all meetings of the committee(s) on which the director sits and all annual and special meetings of stockholders.

The board has adopted a written charter for each of its four standing committees: the audit committee, the human resources and compensation/nominating and governance committee, the environmental health and safety committee and the finance committee. Each committee’s charter is available on our website at www.abitibibowater.com/about_us/corporate_governance. As the chair of the board, Mr. Evans is an ad hoc member of each board committee.

Audit Committee

The current members of the audit committee are: Alain Rhéaume (chair), Pierre Dupuis, Richard D. Falconer, Sarah E. Nash and Michael S. Rousseau. Mr. Dupuis and Ms. Nash are not standing for re-election and will therefore no longer be members of the board or any committee on which they sit, including the audit committee, upon the expiration of their current term of office as Company directors at the annual meeting. Mr. Falconer was appointed to the audit committee on April 21, 2011. The board has determined that each member of the audit committee is “independent” in accordance with the NYSE’s corporate governance standards, our by-laws and rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” The board has determined that each of Messrs. Rhéaume and Rousseau is an “audit committee financial expert” in accordance with SEC rules.

The audit committee oversees our financial reporting, internal controls and audit function process on behalf of the board. Its purposes and responsibilities include:

•	Monitoring the integrity of our financial reporting process and systems of internal control and financial statements.

•	Monitoring the independence and qualifications of our independent registered public accounting firm.

•	Overseeing the audit of the Company’s financial statements.

•	Monitoring the performance of our internal audit function and independent registered public accounting firm.

•	Monitoring our compliance with legal and regulatory requirements.

•	Providing an open avenue of communication among the board, management, the independent registered public accounting firm and internal auditors.

•	Reviewing management’s plans to manage the Company’s exposure to financial risk and report or make recommendations on significant issues to the board.

•	Recommending dividend actions to the board.

The audit committee met seven times in 2010.

Environmental, Health and Safety Committee

The members of the environmental, health and safety committee are: Jeffrey A. Hearn (chair), Richard Garneau, David H. Wilkins and Richard D. Falconer. The environmental, health and safety committee monitors the policies, management systems and performance of the Company’s environmental and occupational health and safety matters on behalf of the board.

The primary responsibilities of the environmental, health and safety committee include:

•	Reviewing the adequacy of the environmental, health and safety programs and performance of the Company.

•	Reviewing annually the Company’s environmental, health and safety (i) vision and policies and (ii) strategies and objectives.

•	Reviewing outstanding and potential liabilities for environmental, health and safety matters.

•	Reviewing with management all significant environmental incidents or occupational accidents within the Company and any events of material non-compliance.

•	Monitoring the Company’s relationships with external environmental, health and safety regulatory authorities and with other stakeholders.

The environmental, health and safety committee met three times in 2010.

Finance Committee

The members of the finance committee are: Richard D. Falconer (chair), Alain Rhéaume, Paul C. Rivett and Michael S. Rousseau.

The primary responsibilities of the finance committee include:

•	Reviewing as needed the adequacy of management’s plans to manage the Company’s exposure to financial risk.

•	Reviewing as needed the actual and projected financial situation and capital needs of the Company.

•	Reviewing at least annually the financing risks and insurance principles and coverage of the Company and its subsidiaries.

•	Reviewing at least annually the Company’s tax situation and tax strategy.

•	Reviewing as needed the Company’s investor profile and related investor relations and stockholder services of the Company.

•	Reviewing the financial aspects of any mergers, acquisitions, divestitures, joint ventures and other similar transactions submitted to our board.

•

Reviewing at least once a year a report prepared by management on the financial health, from an actuarial and accounting perspective, of the benefit plans of the Company’s subsidiaries, and related funded obligations.

Our finance committee met once in 2010. There was no standing finance committee before our emergence from the creditor protection proceedings.

Human Resources and Compensation/Nominating and Governance Committee

The members of the human resources and compensation/nominating and governance committee are: Sarah Nash (chair), Pierre Dupuis, Jeffrey A. Hearn, Paul C. Rivett and David H. Wilkins. Mr. Dupuis and Ms. Nash are not standing for re-election and will therefore no longer be members of the board or any committee on which they sit, including the human resources and compensation/nominating and governance committee, upon the expiration of their current term of office as Company directors at the annual meeting. Upon our emergence from the creditor protection proceedings, the board chose to combine the responsibilities of the pre-emergence human resources and compensation committee and the pre-emergence nominating and governance committee into the post-emergence human resources and compensation/nominating and governance committee.

The human resources and compensation/nominating and governance committee’s primary responsibilities include:

•	Human resources and compensation

•	Reviewing from time to time and approving the structure of the Company’s executive compensation to ensure the structure is appropriate to achieve the Company’s objectives.

•	Evaluating annually the chief executive officer’s performance and compensation, and participating in such evaluation as it relates to other executive officers of the Company.

•	At least annually, working with the chair of the board and the chief executive officer to plan for chief executive officer succession and reviewing the succession planning with the board.

•	Recommending to the board the appropriate structure and amount of compensation for non-employee directors.

•	Periodically evaluating the Company’s incentive plans and approve proposed amendments to benefit plans.

•	Reviewing and approving employment, severance and change in control agreements.

•	Recommending to the board nominees to serve as officers of the Company.

•	Corporate governance

•	Overseeing and monitoring compliance with the Company’s code of business conduct and the directors’ code of conduct and ethics.

•	Developing and recommending the Company’s corporate governance principles to the board.

•	Making recommendations to the board regarding stockholder proposals and any other matters relating to corporate governance.

•	Board of directors and board committees

•	Annually evaluating the size and composition of the board.

•	Identifying and recommending qualified director candidates to the board and submitting a slate of nominees for election by stockholders at the annual meeting.

•	Considering director candidates proposed by stockholders in accordance with the Company’s by-laws.

•	Ensuring a process by which the board can assess its performance.

•	Assessing the performance of each board committee annually, including a review of board committee charters.

The human resources and compensation/nominating and governance committee met once in 2010. The pre-emergence human resources and compensation committee met four times in 2010 and the pre-emergence nominating and governance committee met twice in 2010.

Director Compensation

Director Compensation for 2010

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Directors as of December 9, 2010
Pierre Dupuis (4)	$25,000	$—	$—	$—	$—	$—		$25,000
Richard B. Evans (5)	112,500	—	—	—	—	196,478	(10)(11)	308,978
Richard D. Falconer (4)	30,000	—	—	—	—	—		30,000
Richard Garneau (6)	41,667	—	—	—	—	—		41,667
Jeffrey A. Hearn (4)	30,000	—	—	—	—	—		30,000
Sarah E. Nash (4)	30,000	—	—	—	—	—		30,000
David J. Paterson (7)	—	—	—	—	—	—		—
Alain Rhéaume (4)	33,333	—	—	—	—	—		33,333
Paul C. Rivett (5)	62,500	—	—	—	—	—		62,500
Michael S. Rousseau (4)	25,000	—	—	—	—	—		25,000
David H. Wilkins (4)	25,000	—	—	—	—	—		25,000
Former Directors
John Q. Anderson (8)	50,000	—	—	—	—	15,668	(10)	65,668
Jacques Bougie, O.C. (8)	55,000	—	—	—	—	—		55,000
William E. Davis (8)	60,000	—	—	—	—	—		60,000
Anthony F. Griffiths (9)	20,833	—	—	—	—	—		20,833
Ruth R. Harkin (8)	50,000	—	—	—	—	—		50,000
Lise Lachapelle (8)	53,750	—	—	—	—	—		53,750
Gary J. Lukassen (8)	50,000	—	—	—	—	—		50,000
John A. Rolls (8)	60,000	—	—	—	—	50,435	(10)	110,435
Hon. Togo D. West, Jr. (8)	55,000	—	—	—	—	—		55,000

(1)	The retainer fees of directors Dupuis, Falconer, Garneau, Hearn, Nash, Rhéaume, Rivett, Rousseau, Wilkins, Bougie, Davis, Griffiths, Harkin, Lachapelle, Lukassen and West were payable in cash. Mr. Anderson elected to receive 50% of his fees in cash and defer the remaining 50% of his fees to the cash account under the AbitibiBowater Inc. Outside Director Deferred Compensation Plan that was in effect up to emergence (described below). Messrs. Evans and Rolls elected to defer all of their fees to the cash account under the AbitibiBowater Inc. Outside Director Deferred Compensation Plan. As a result of this plan’s termination and liquidation pursuant to the plans of reorganization, Messrs. Anderson, Evans and Rolls received their fees for the fourth quarter of 2010 in cash.
(2)	The director fees are paid quarterly.
(3)	All outstanding options held by directors immediately before the emergence date were canceled pursuant to the plans of reorganization. On the emergence date, the board approved stock option grants to each outside director with an aggregate grant date fair value of $100,000 each under FASB ASC Topic 718. However, the exercise price and the number of shares of Company common stock awarded were not known until the grant date (i.e., January 9, 2011). Each stock option grant covers 9,302 shares of Company common stock, subject to the 2010 AbitibiBowater Inc. Equity Incentive Plan, or “2010 equity incentive plan”. While the grants were approved in 2010, their value is not reflected in the Director Compensation Table because the grant date for both legal and accounting purposes was in 2011.
(4)	Ms. Nash and Messrs. Dupuis, Falconer, Hearn, Rhéaume, Rousseau and Wilkins joined the board on the emergence date.

(5)	Messrs. Evans and Rivett received retainer fees for the first three quarters of 2010 at the pre-emergence rate and retainer fees for the last four months of 2010 at the post-emergence rate, as further described in the narrative below.
(6)	Mr. Garneau joined the board on June 3, 2010 and received retainer fees for the third quarter of 2010 at the pre-emergence rate and retainer fees for the last four months of 2010 at the post-emergence rate, as further described in the narrative below.
(7)	As required under SEC rules, all of Mr. Paterson’s compensation from the Company for 2010 is set forth in the Summary Compensation Table because he was a named executive officer. Mr. Paterson resigned from the board effective January 1, 2011.
(8)	Mmes. Harkin and Lachapelle and Messrs. Anderson, Bougie, Davis, Lukassen, Rolls and West resigned from the board, and their term of office automatically expired, as of the emergence date and they received their full fees for 2010 at the pre-emergence rate.
(9)	Mr. Griffiths resigned from the board effective June 3, 2010.
(10)	In 2009, the Company made unintentional and inadvertent payments to Messrs. Anderson, Evans and Rolls of fees these directors had elected to defer under the AbitibiBowater Inc. Outside Director Deferred Compensation Plan, triggering income and penalty tax liability to the directors under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Company corrected this error under a special IRS program, resulting in a partial mitigation of the adverse tax consequences to Messrs. Anderson, Evans and Rolls. To make the directors whole for their remaining tax liability under Code Section 409A, in 2010, the Company (i) reimbursed the directors for the amount of the income and penalty taxes actually paid and (ii) provided a tax gross-up on the amount of the reimbursements. The aggregate reimbursements and tax gross-up to Messrs. Anderson, Evans and Rolls were $15,668, $46,478 and $50,435, respectively.
(11)	On the emergence date, Mr. Evans, as chair of the board, received a $150,000 one-time cash recognition award, as further described below.

Standard Compensation Arrangement

Cash Component

As described in the footnotes to the table above, we impaneled a new board of directors as of the emergence date, with only Messrs. Evans, Garneau, Paterson and Rivett remaining from the pre-emergence board. The overall compensation structure for the Company’s non-employee directors remained the same before and after emergence. In all cases, compensation payable to the non-employee directors is based on an annual retainer fee, payable in cash in equal quarterly installments. For 2010, the annual retainer fee was set at $50,000 before the emergence date and $75,000 on and after the emergence date. In recognition of their added responsibilities, committee chairs receive additional annual fees, payable in cash in equal quarterly installments. For 2010, the pre-emergence audit committee chair received an additional annual fee of $10,000. On and after the emergence date, the additional annual fee for the audit committee chair was set at $25,000, and the post-emergence audit committee chair received $8,333 (or one-third of the annual fee) in 2010. Other pre-emergence committee chairs received an additional annual fee of $5,000. On and after the emergence date, the additional annual fee was set at $15,000 and the post-emergence committee chairs received $5,000 (or one-third of the annual fee) in 2010. Before the emergence date, Mr. Evans, as chair of the board, did not receive any additional fees for his service as chair of the board. Effective with the emergence, however, the board approved an additional annual fee of $150,000 for recognition of the added responsibility of the board chair, of which Mr. Evans received $50,000 (one-third of the annual fee) in 2010. Also, on the emergence date, Mr. Evans, as chair of the board, received a $150,000 one-time cash award in recognition of his actions, initiatives and leadership in implementing the Company’s emergence from the creditor protection proceedings. We reimburse all directors for reasonable expenses incurred in connection with attending board and committee meetings.

AbitibiBowater Outside Director Deferred Compensation Plan

Before the emergence date, the directors had an annual opportunity to defer receipt of all or a portion of their cash compensation by participating in the AbitibiBowater Inc. Outside Director Deferred Compensation Plan, effective as of January 1, 2009, or “prior director deferred compensation plan”. Under this plan, a director who is a U.S. resident for tax purposes and elected to defer all or a portion of his annual cash compensation for board service, could allocate his deferrals in an interest-bearing cash account or a deferred stock unit (“DSU”) account. If a director who was a Canadian resident for tax purposes elected to defer all or a portion of his annual cash compensation, it could only be allocated to the DSU account.

Fees subject to a deferral election were credited to the elected account approximately at the same time the fees would have been paid in cash (generally, quarterly). Fees deferred to the cash account were credited with interest based on the average balance of the account during the quarter at a rate equal to the Lipper Money Market Fund Index. Fees deferred to the DSU account were credited as a number of DSUs equal to the amount of the deferred fees divided by 95% of the fair market value, as defined in the prior director deferred compensation plan, of Company common stock on the last business day of the quarter.

Pursuant to the plans of reorganization, the prior director deferred compensation plan was terminated and liquidated. Effective as of April 1, 2011, non-employee directors have an opportunity to surrender 50% or 100% of their cash fees under a new AbitibiBowater Outside Director Deferred Compensation Plan, or “2011 director deferred compensation plan”. Fees deferred to the 2011 director deferred compensation plan will be credited as DSUs for Canadian directors and as restricted stock units, or “RSUs,” for U.S. directors. DSUs and RSUs have an initial value equal to the fair market value of the Company’s common stock on the trading day immediately before the date they are credited, and their value is always tied to the value of the Company’s common stock. The number of DSUs and RSUs is determined by dividing 110% of the amount of fees deferred by the fair market value of the Company’s common stock on the trading day immediately before the date the fees would otherwise be paid, resulting in a 10% incentive (referred to in the plan as the “premium stock units,” as applicable). DSUs and RSUs credited in respect of this incentive will vest over the first three calendar years. Premium stock units also would become fully vested upon a termination of board service for any reason other than “cause.” Non-premium stock units are always fully vested. DSUs will be payable upon the earlier of termination of board service or death, subject to vesting of the premium DSUs. For a Canadian director who is not subject to Code Section 409A, vested DSUs will be paid on December 15 of the calendar year following the calendar year of a termination of board service, unless the director provides advance written notice specifying an earlier settlement date. Vested DSUs will be paid as soon as administratively feasible after a termination of board service by a Canadian director who is subject to Code Section 409A. RSUs will also be paid in cash, but generally in three installments over the first three calendar years following the calendar year in which the RSUs were awarded, subject to vesting of the premium RSUs. Payment of the vested RSUs will be accelerated in the case of a termination of board service before one or more scheduled payment dates.

Equity Component

In addition to the cash component of the directors’ compensation, to ensure the directors’ interests are aligned with those of the stockholders, we have traditionally granted annual equity-based awards to each director. In light of the creditor protection proceedings, however, the HRCC did not grant any awards in 2010 before the emergence date. On the emergence date, the board approved a grant under the 2010 equity incentive plan to each non-employee director of stock options with an aggregate grant date fair value of $100,000. The exercise price for the emergence equity grant was equal to the arithmetic mean of the per-share closing trading price on the NYSE of shares of the Company’s common stock for trading days during the 30 calendar day period beginning on December 10, 2010. While the emergence equity grant was approved in 2010, the grant date for both legal and accounting purposes was January 9, 2011, on which it was determined that 9,302 shares were covered by the emergence equity grant, at an exercise price of $23.05 per share.

The stock options will vest 25% on each of the first four anniversaries of the emergence date as long as the director continues to serve on the Company’s board. The terms of the stock options also include conditions for accelerated vesting upon death, disability, failure to be re-elected as a director or mandatory retirement, which can result in additional shares being available for exercise. In the event that a director’s service on the board is terminated for “cause,” all of his stock options will be canceled, including any options that are vested, but have not been exercised.

For purposes of the emergence equity grant, “cause” means a director’s (i) commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that would bring or is reasonably likely to bring the Company or any of its affiliates or subsidiaries into public disgrace or disrepute, or that would affect the Company’s or any affiliate’s or subsidiary’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the director), or (iv) gross negligence, willful malfeasance or a material act of disloyalty or other breach of fiduciary duty with respect to the Company, its affiliates or subsidiaries (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the director).

Stock Ownership Guidelines

We have established stock ownership guidelines for directors to ensure that they are also stockholders, thereby aligning their interests with those of other Company stockholders. Under the guidelines, all directors must own shares of Company stock equal to the annual cash retainer fee ($75,000 as of December 31, 2010), to be calculated at market value at the time of testing, within three years of the emergence date.

RELATED PARTY TRANSACTIONS

At the time of the transactions described below, Fairfax Financial Holdings Limited, or “Fairfax,” beneficially held all or substantially all of the Company’s 8.0% convertible notes due 2013 (further described below), which were convertible into approximately 37 million shares of Company common stock, par value $1.00 per share, outstanding before our emergence from the creditor protection proceedings, which we refer to as the “pre-emergence common stock.” Paul C. Rivett, a Company director, is a vice president and the chief legal officer of Fairfax, and would have benefited from the transactions described below only to the extent that Fairfax, as an entity, benefited.

None of the transactions described below (with the exception of the separation agreements with Messrs. Paterson and Rougeau, as described below) has occurred after or existed since our emergence from the creditor protection proceedings.

Rights Offering Backstop Commitment Agreement

In connection with the creditor protection proceedings, we entered into a backstop commitment agreement on May 24, 2010 with Fairfax and certain other institutional unsecured creditors, each of whom we refer to as a “backstop investor.” We refer to the backstop commitment agreement, as amended on July 20, 2010, as the “backstop commitment agreement.” Subject to certain conditions precedent, each backstop investor committed to purchase its pro rata share of up to $500 million in convertible unsecured subordinated notes not subscribed for in a rights offering contemplated by the plans of reorganization as part of the Company’s exit financing. We refer to these notes as the “rights offering notes.” Fairfax’s pro rata share of the commitment was 22%, representing a commitment to purchase up to $110 million in rights offering notes. The principal terms of the rights offering notes were to include: seven year maturity, convertible into common stock of the emerging Company and an interest rate of 10% per annum (which was subject to increase if paid-in-kind), as more fully described in the backstop commitment agreement. We could have been required to issue up to an additional $110 million of rights offering notes into escrow for release to holders of certain unresolved claims as of the emergence date if such claims were later determined to be allowable claims in certain circumstances. Pursuant to the backstop commitment agreement, each backstop investor, including Fairfax, also entered into a support agreement in favor of our plans of reorganization.

We elected on September 21, 2010 not to pursue the rights offering and terminated the backstop commitment agreement, but not the related plan support agreement, pursuant to its terms on October 13, 2010. We paid the backstop investors the contractual termination fee of $15 million in cash on the effective date of our plans of reorganization, $3.3 million of which was paid to Fairfax for its pro rata share.

8% Convertible Notes

On April 1, 2008, we consummated a private sale of $350 million in 8% convertible notes due April 15, 2013, or the “8% convertible notes,” to Fairfax and certain of its designated subsidiaries. The interest rate on the 8% convertible notes was 8% per annum, 10% per annum if we elected to pay interest in kind. Our former Bowater Incorporated (“Bowater”) subsidiary provided a full and unconditional guarantee of the payment of principal and interest on the 8% convertible notes; its guarantee ranked equally in right of payment with all of its existing and future unsecured senior indebtedness. The 8% convertible notes were not guaranteed by our former Abitibi-Consolidated Inc. or Donohue Corp. subsidiaries or any of their respective subsidiaries. The 8% convertible notes were convertible into shares of our pre-emergence common stock at a conversion price of $10.00 per share. We paid $20 million in fees to entities other than Fairfax (including investment banking fees, legal fees, etc.) in connection with the issuance of the 8% convertible notes. On April 15, 2008, Fairfax exercised its right pursuant to the related purchase agreement to appoint two directors, including Mr. Rivett, to our board. On October 15, 2008, we elected to pay in kind the interest payment due on that date and issued $19 million of additional 8% convertible notes in respect thereof. The commencement of the creditor protection proceedings caused an event of default under the 8% convertible notes and they therefore became automatically and immediately due and payable by their terms. As a result, the outstanding balance on the 8% convertible notes as of September 30, 2010 was $369 million, convertible into an aggregate of 36,886,111 shares of our pre-emergence common stock. Except for 11,687,314 shares of common stock distributed to Fairfax and its affiliates on account of their unsecured claim in respect of the 8% convertible notes in connection with our emergence from the recently-completed creditor protection proceedings, we have made no payment of principal or interest on the 8% convertible notes since January 1, 2010. Fairfax and its affiliates could receive additional shares if disputed claims are resolved for less than what was reserved in the disputed claim share reserve. For additional information concerning the disputed claims share reserve, see Part I – Item 1 – Business – Creditor Protection Proceedings – Emergence from the Creditor Protection Proceedings in our annual report on Form 10-K for the period ended December 31, 2010.

Under the terms of a registration rights agreement relating to the 8% convertible notes, we could have been required to pay penalties of up to 0.50% per annum of the principal amount of the 8% convertible notes to the extent we were unable to maintain an effective registration statement for shares of the pre-emergence common stock deliverable upon conversion. We were not able to maintain an effective registration statement in respect of those shares upon filing for the creditor protection proceedings.

As of the emergence date, pursuant to the plans of reorganization the amount outstanding under the 8% convertible notes was compromised in shares of common stock (as described above), all outstanding obligations of the Company and its debtor affiliates thereunder, including the Bowater guarantee described above, were discharged and the agreements governing the obligations (including all other related agreements, supplements, amendments and arrangements) were canceled and terminated.

Additional Liquidity Transaction

Bowater and the other parties to its secured U.S. and Canadian bank credit facilities amended those facilities on February 27, 2009 to reflect the lenders’ consent to $12 million of additional liquidity provided to Bowater Canadian Forest Products Inc., formerly an indirect subsidiary of Bowater, by Fairfax on February 6, 2009 and to treat the advance as an “additional loan” thereunder, thus allowing the collateral securing the Canadian bank credit facility (other than certain fixed assets of Bowater Newsprint South LLC, a former direct subsidiary of AbitibiBowater Inc., and certain of its subsidiaries) to secure the additional loan on a last-out basis. As of September 30, 2010, the weighted average interest rate on the additional liquidity was 13.75% (based on a specified market interest plus a margin). The commencement of the creditor protection proceedings caused an event of default under the U.S. and Canadian bank credit facilities, which therefore became automatically and immediately due and payable by their terms.

All amounts outstanding under the Bowater pre-petition secured bank credit facilities, including the Fairfax additional liquidity, were paid in full in cash, including accrued interest, and the facilities (including all other related agreements, supplements, amendments and arrangements) were canceled and terminated as of the emergence date pursuant to the plans of reorganization. Thus, we paid Fairfax $12 million in principal and $3.5 million in accrued interest in respect of the additional liquidity transaction since January 1, 2010.

Bowater DIP Agreement

On April 21, 2009, we entered into a Senior Secured Superpriority Debtor In Possession Credit Agreement, or the “Bowater DIP Agreement,” among AbitibiBowater Inc., Bowater Incorporated and Bowater Canadian Forest Products Inc. (“BCFPI,” formerly an indirect, wholly-owned subsidiary of Bowater), as borrowers, Fairfax, as administrative agent, collateral agent and an initial lender, and Avenue Investments, L.P., as an initial lender. Law Debenture Trust Company of New York thereafter replaced Fairfax as the administrative agent and collateral agent.

The Bowater DIP Agreement provided for term loans in an aggregate principal amount of $206 million (the “initial advance”), which consisted of a $166 million term loan facility to AbitibiBowater Inc. and Bowater Incorporated, and a $40 million term loan facility to BCFPI. Following the payment of lender fees, the borrowers received aggregate loan proceeds of $196 million.

Borrowings under the Bowater DIP Agreement bore interest, at our election, at either a rate tied to the U.S. Federal Funds Rate (the “base rate”) or USD LIBOR, in each case plus a specified margin. The interest margin for base rate loans was 6.50% through April 20, 2010 and effective April 21, 2010 was 7.00%, with a base rate floor of 4.50%. The interest margin for base rate loans was reduced to 5.00% effective July 15, 2010 in connection with the July 15, 2010 amendment. The interest margin for LIBOR loans was 7.50% through April 20, 2010 and effective April 21, 2010 was 8.00%, with a LIBOR floor of 3.50%. The interest margin for LIBOR loans was reduced to 6.00% with a LIBOR floor of 2.00% effective July 15, 2010 in connection with the July 15, 2010 amendment.

In connection with an amendment we entered into on July 15, 2010, we prepaid $166 million of the outstanding principal amount of the initial advance on July 21, 2010, which reduced the outstanding principal balance to approximately $40 million. On the Emergence Date and pursuant to the Plans of Reorganization, the outstanding balance of approximately $40 million, plus accrued interest, was paid in full in cash and the Bowater DIP Agreement (including all other related agreements, supplements, amendments and arrangements) was terminated. As consideration for a May 5, 2010 extension, the July 15, 2010 amendment and an October 15, 2010 extension of the Bowater DIP Agreement, as well as the exit fee (which represented 2.00% of the aggregate amount of the advances and was required to be paid to the lenders upon repayment of the outstanding balance), we incurred fees totaling approximately $6 million in 2010.

We paid Fairfax $129 million in principal and $9.4 million in interest in respect of the Bowater DIP Agreement since January 1, 2010.

Separation Agreements

David J. Paterson

We entered into a separation agreement with Mr. Paterson on December 9, 2010 related to his transition from president and chief executive officer to special executive advisor as of January 2, 2011. Mr. Paterson’s employment terminated on January 31, 2011; he will serve as a consultant to the Company until July 31, 2011. The terms of Mr. Paterson’s separation and the related payments and entitlements are described under Executive Compensation.

The consulting arrangement may be terminated at any time and for any reason, except that if termination occurs or is initiated before the end of the consulting period by the Company other than for cause, by Mr. Paterson for good reason or upon his death or disability, he will receive the full compensation set forth in the next sentence. Mr. Paterson will be paid consulting fees of $150,000 per month; he will not be entitled to benefits or other amounts from the Company during the consulting term (except as otherwise provided above).

Pursuant to the separation agreement, Mr. Paterson will be subject to non-compete, non-solicitation and confidentiality covenants for a period of one year following the termination of the consulting arrangement.

Pierre Rougeau

On January 17, 2011, the Company agreed with Pierre Rougeau that, effective as of that date, he would transition from executive vice president, operations and sales, to a special executive advisor reporting to the president and chief executive officer. His employment terminated on March 31, 2011, after which he continues to serve as a consultant to the Company for certain special assignments for a three-month period, at a rate of $32,000 per month.

The Company paid Mr. Rougeau $761,620 pursuant to the executive severance policy and has agreed to pay a pro rated award under the 2011 AbitibiBowater Inc. Short-Term Incentive Plan. The Company has agreed to allow the continued vesting of his award under the 2010 AbitibiBowater Inc. Equity Incentive Plan through December 9, 2011 and for the options granted thereunder to remain exercisable until the later of one year after June 30, 2011 or the end of his consulting arrangement.

Mr. Rougeau will be subject to non-compete and non-solicitation arrangements for a period of one year following his employment termination date.

Review, Approval or Ratification of Transactions with Related Persons

We review relationships and transactions in which the Company, its directors and executive officers or their immediate family members participate to determine whether the related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related person where the amount involved exceeds $120,000 are disclosed in this proxy statement. The audit committee, in consultation with the human resources and compensation/nominating and governance committee, reviews all related party transactions or potential conflicts of interest situations involving the Company, its directors, officers and related parties.

The board, acting only through directors who were not party to the related party transactions described above, considered each such related party transaction and determined that each transaction was in compliance with our corporate governance principles.

EXECUTIVE COMPENSATION

Compensation Disclosure & Analysis

Overview

The creditor protection proceedings ongoing for most of 2010, emergence in December 2010 and transitions in the board and compensation committees presented unique challenges in developing and delivering an executive compensation program. The board and compensation committees ultimately approved a post-emergence executive compensation program that was negotiated with significant stakeholders during the creditor protection proceedings and approved by the courts in the plans of reorganization.

Before the emergence date, our priority was to finalize and secure approval of the plans of reorganization. Because new compensation plans and arrangements could not be implemented during the creditor protection proceedings without court approval, the executive compensation program that was in place for 2009 continued in 2010 until the emergence date. In particular, before emergence, base salaries remained frozen at the 2008 base salary levels, no annual incentive plan was established and no equity awards were granted. In addition, on the emergence date, certain obligations of the Company and its affiliated debtors and debtors-in-possession under all compensation plans, programs and arrangements were terminated and deemed rejected or repudiated, as applicable, under the plans of reorganization. These plans, programs and arrangements included, but were not limited to, all employment agreements, offer letters, incentive compensation, equity plans, change in control arrangements, and supplemental retirement arrangements. The Company, however, assumed and amended the severance guidelines that were in place before emergence, which guidelines are described at the end of the Compensation and Discussion Analysis.

In light of the foregoing, the pre-emergence compensation committee of the board, named the human resources and compensation committee, or “HRCC,” spent much of 2010 reviewing and designing the proposed post-emergence structure for the executive compensation program. The HRCC sought to establish an executive compensation program effective upon emergence that would be responsive to the market and the restructuring. As described further below, the HRCC reviewed independent benchmarking data of peer groups, redesigned certain elements of the program and reconsidered the weighted mix of the various elements. The HRCC received input from the Unsecured Creditors Committee, or “UCC,” other significant stakeholders, and the Company’s internal human resources and restructuring teams. The HRCC sought to refocus the Company’s executive compensation structure so that it could deliver total pay under a new pay-for-performance framework following emergence that was in line with those of its peers, as discussed in further detail below.

On the emergence date, a new compensation committee, named the human resources and compensation / nominating and governance committee, or “HRC/NGC,” was appointed. In anticipation of its appointment, the HRC/NGC reviewed the post-emergence executive compensation program as proposed and recommended by the HRCC. On the emergence date, the HRC/NGC approved the post-emergence executive compensation program described in this Compensation Discussion and Analysis. The post-emergence new board also ratified several elements of the executive compensation program.

Even though the HRCC and the HRC/NGC were restricted before the emergence date in establishing or offering certain elements of an executive compensation structure that would deliver total compensation similar to its peers under a pay-for-performance framework, they designed a post-emergence executive compensation program containing three unique elements of pay, each conditioned upon court approval and emergence: (1) a short-term incentive program for the last six months of 2010, (2) a restructuring recognition award program to reward performance leading up to the emergence from creditor protection proceedings and (3) an equity incentive plan designed to motivate senior management to contribute collaboratively to the Company’s long-term growth.

Emergence for any company is a period of significant transition, including in the executive team. In this regard, during 2010, the Company’s named executive officers were Messrs. Paterson, William G. Harvey, Pierre Rougeau, Alain Grandmont and Jacques Vachon, who served as president and chief executive officer; executive vice president and chief financial officer; executive vice president, operations and sales; executive vice president, human resources and supply chain; and senior vice president, corporate affairs and chief legal officer, respectively. Effective January 1, 2011, Mr. Paterson resigned as president and chief executive officer and Mr. Garneau was appointed as his successor. Following this appointment, Mr. Garneau restructured the executive team in early 2011 as follows:

•

Mr. Rougeau resigned from his position as executive vice president, operations and sales, effective January 17, 2011 and terminated employment on March 31, 2011. The functions performed by Mr. Rougeau are currently divided between John Lafave, who was appointed senior vice president, pulp and paper sales and marketing effective January 17, 2011, and Alain Boivin, who was named senior vice president, pulp and paper operations effective March 7, 2011.

•

Messrs. Harvey, Grandmont and Vachon were redesignated as senior vice president and chief financial officer; senior vice president, human resources and public affairs; and senior vice president and chief legal officer, respectively.

As a result of the unique elements of compensation for the year of emergence and the efforts to design an executive compensation structure following emergence, this Compensation Discussion and Analysis focuses on the compensation elements paid to members of our executive team, as constituted on December 31, 2010 as well as the structure approved under the plans of reorganization and effective upon our emergence and payable to the reorganized executive team.

Objectives

Our post-emergence executive compensation program is designed to meet the following objectives:

•	Attract team members with superior management ability, insight and judgment who will position the Company for sustained profitability through changing business cycles in the forest products industry;

•

Motivate and reward members of the executive group for their contributions to the Company’s growth and profitability on a short- and long-term basis by linking a significant portion of the compensation package to the achievement of specific financial measures; and

•	Ensure a strong alignment between executives and all stockholder interests.

In addition to the overall objectives, the executive compensation program implemented in 2010 sought to retain an executive team who would finalize and secure approval of the Company’s restructuring plans.

To achieve these objectives, the HRCC (before emergence) and HRC/NGC (on and after emergence), or “compensation committee,” established a program for 2010 and on a post-emergence basis that is predominantly performance oriented and designed to reward:

•	For 2010, a successful reorganization through the emergence from creditor protection proceedings; and

•	Meeting or exceeding our business objectives/financial plans.

Role of Compensation Committee and Compensation Consultants

In the past, at the beginning of each year, the HRCC, with the assistance of the Nominating and Governance Committee (a separate committee of the board that was in place before the emergence), assessed the performance goals and objectives of the president and chief executive officer and made recommendations to the board as to the amounts and individual elements of his total compensation. The HRC/NGC will now have this authority. The independent directors of the board ultimately approve the final compensation package for the president and chief executive officer. For the Company’s other executive officers, namely the chief financial officer and the executive officers who report directly to the president and chief executive officer, the compensation committee evaluates and approves all elements of total compensation.

The compensation committee has, as part of its charter, the authority to select and retain its own independent advisors to provide guidance on the competitiveness and appropriateness of the compensation programs for the president and chief executive officer and the other top executive officers. This advice typically pertains to base salaries, short- and long-term incentives, pension design, benefits, perquisites, employment and change in control provisions, analysis of performance factors used to determine incentive awards and payouts, and related pay-for-performance analysis.

For 2010, Mercer Human Resource Consulting, or “Mercer,” provided assistance in developing the post-emergence compensation structure, including providing benchmarking data. Mercer provided the HRCC various options for the design of the restructuring recognition award, the 2010 short-term incentive plan, and emergence equity grants under the long-term incentive plan. In addition, management engaged the services of Towers Watson for additional benchmarking data on the various elements and compensation levels of a proposed executive compensation program.

Mr. Grandmont, in his role as executive vice president, human resources and supply chain, provided strategic analysis and advice to the compensation committee in 2010. He effectively served as a liaison between the HRCC, the UCC and other significant stakeholders with respect to the determination of the Company’s post-emergence executive compensation structure, and implemented the HRCC’s directive to engage Mercer to perform benchmarking. With regard to benchmarking performed by Mercer, Mr. Grandmont recommended various bases for identifying the peer group and conducting the benchmarking exercise. In particular, for the restructuring recognition awards, Mercer reviewed companies on a market cap basis, revenue basis and looked at the compensation practices for emerging companies. Based on the results of Mercer’s benchmarking exercise and input from the UCC and other significant stakeholders, Mr. Grandmont made recommendations to the compensation committee regarding the composition of post-emergence compensation packages for the executive team.

While internal and external information and advice have been used in the ongoing assessment of the executive compensation programs, the compensation committee and the board retained the full responsibility for all decisions related to the Company’s compensation programs and plans as well as their implementation, subject to court approval or pursuant to a confirmed plan of reorganization.

Setting Compensation Levels

In prior years, the Company and its predecessors used a pay-for-performance framework, which included a weighted mix of the following elements: base salary, an annual cash incentive award, equity awards, retirement benefits, certain perquisites and severance/change in control arrangements. Since 2008, as a result of market conditions and various decisions made by the HRCC, the Company delivered total earned pay to named executive officers at levels well below what was intended or expected. Specifically, in 2009, the HRCC delayed the payment of annual cash incentive awards owed pursuant to the 2008 Annual Incentive Plan. As a result, the 2008 cash incentive awards were later compromised pursuant to the plans of reorganization. In light of the creditor protection proceedings, the HRCC did not provide short-term cash incentives and equity awards for 2009 and much of 2010. With emergence, the post-emergence compensation structure returns to the pay-for-performance framework and a mix of cash and non-cash elements.

There is no formal policy for allocating a certain percentage of pay between cash and non-cash or short-term or long-term pay. However, the compensation committee favors a mix that is more weighted to variable pay through a short-term incentive and/or long-term, equity incentive pay (i.e., at-risk). The following table shows the weighted mix for the three main elements of pay. To determine the weighted mix, certain assumptions were used: (i) base salary is the salary in effect at December 1, 2010, which is a reduced base salary and is the base salary for Mr. Garneau, as successor to Mr. Paterson; (ii) the 2010 STIP was used, but annualized, as the program was only in place for the last six months of the year, and (iii) the value of the emergence equity grants (described below) were also used. As discussed in more detail below, the emergence equity grants were approved in 2010, but due to the timing of emergence and the requirement for a 30-day averaging period to determine the number of stock options and RSUs awarded, the grant date for legal and accounting purposes did not occur until 2011. However, the value of the emergence grants are in line with what is expected to be awarded to executive officers on a post-emergence basis.

Level (1)	Base Salary	Annualized Short-Term Incentive	Long-Term Incentive (2)
President and chief executive officer (3)	23%	24%	53%
Executive vice president and chief financial officer	31%	31%	38%
Executive vice president, operations and sales	31%	31%	38%
Executive vice president, human resources and supply chain	31%	31%	38%
Senior vice president, corporate affairs and chief legal officer	31%	31%	38%

(1)	As noted in the Overview above, following Mr. Garneau’s appointment as president and chief executive officer effective January 1, 2011, the executive team and various functions were reorganized. As a result, the titles identified in the table are effective up to January 17, 2011. The compensation mix set forth in the table above has remained unchanged despite certain executive officers’ respective expanded responsibilities.
(2)	This column reflects emergence equity grants awarded to Messrs. Harvey, Rougeau, Grandmont and Vachon on January 9, 2011. Mr. Paterson did not receive an emergence equity grant, but this column reflects the grant that was intended to be awarded to him but was not as a result of his resignation, as described in Severance and Change in Control Arrangements below and the current report on Form 8-K filed with the SEC on December 6, 2010. Mr. Garneau received an emergence equity grant in respect of his service as a director that is not reflected in the table above. Upon becoming the Company’s president and chief executive officer in 2011, Mr. Garneau became eligible for an equity grant under the 2010 equity incentive plan on the same basis as Mr. Paterson’s intended emergence equity grant.
(3)	The mix shown for the president and chief executive officer is based on the December 1, 2010 base salary (which was the same rate for both Mr. Paterson and Mr. Garneau), the emergence equity grant that was intended to be awarded to Mr. Paterson, but was not due to his resignation as president and chief executive officer pursuant to his Separation Agreement and the annualized 2010 STIP (awarded to Mr. Paterson).

In evaluating the proposed pay elements and setting the levels, the HRCC engaged Mercer to conduct a market comparison to assess how the proposed level of each cash element, total target cash and long-term incentives compared to that of a peer group. Management engaged Towers Watson to perform a similar exercise and report its findings to the HRCC. The HRCC reviewed the data submitted by Mercer and Towers Watson and ultimately made its recommendations based on the results of Mercer’s market comparison. The peer group reviewed by Mercer was determined using revenue and market cap, and the comparisons were made primarily against US companies and also against one Canadian company. The total peer group included: Domtar Corporation, International Paper Company, MeadWestvaco Corp., Smurfit-Stone Container Corporation, Temple-Inland Inc., Weyerhauser Company, Graphic Packaging Holding Company, Sonoco Products Company, Bemis Company, Inc., Rock-Tenn Company, Packaging Corporation of America and Louisiana-Pacific Corporation. The following reflects the findings against the median of the peer group.

Level	Base Salary	Target Incentive	Target Total Cash	Equity Award Value	Total Direct Pay
President and chief executive officer	Below Median	At Median	Below Median	Below Median	Below Median

Executive vice president and chief financial officer	Below Median	Above Median	Below Median	Below Median	Below Median

Executive vice president, operations and sales	Below Median	Above Median	Below Median	Below Median	Below Median

Executive vice president, human resources and supply chain	Below Median	Above Median	Below Median	Below Median	Below Median

Senior vice president, corporate affairs and chief legal officer	Below Median	Above Median	At Median	Above Median	Below Median

Compensation Structure - Elements of Pay

The post-emergence compensation structure for executives includes the following elements: base salary, a short-term incentive award opportunity, equity awards, broad based employee benefits, supplemental retirement benefits, severance protection and perquisites. Each of the elements is discussed in further detail below. In addition, the following discusses the restructuring recognition award, which was a unique element of the 2010 compensation structure, but contains a retention feature.

Base Salary

We provide senior management with a level of assured cash compensation in the form of base salary. Up to December 1, 2010, the executive team continued to receive base salary at the level set by the HRCC in 2008, which was based on competitive market data at comparable companies considering the scope of the individual’s responsibilities relative to the responsibilities of executives at those companies as well as the executives’ professional status and accomplishments. Under the post-emergence compensation structure, the HRCC approved and the HRC/NGC ratified a 15% reduction of 2008 base salary levels effective December 1, 2010. Benchmarking data showed that the approved base salary levels, as reduced, were below the median for all named executive officers. The HRC/NGC decided to shift the value into performance based incentives through a short-term incentive plan and equity awards. The HRC/NGC will consider future adjustments in base salary as a result of changes in responsibilities and performance as long as it remains competitive with the Company’s peer groups.

The salaries of all named executive officers are set in U.S. dollars and for, Canadian residents, converted monthly for payroll and fiscal purposes to Canadian dollars, using the previous month’s average exchange rate. In 2010, Messrs. Rougeau, Grandmont and Vachon received their salaries in Canadian dollars.

Restructuring Recognition Awards

Typically, companies undergoing creditor protection proceedings implement a management incentive plan to reward performance during the proceedings. However, when the creditor protection proceedings began in 2009, the HRCC, upon management’s recommendation, did not adopt such a plan primarily to preserve cash. Rather, in 2010, the HRCC began to evaluate designs for a one-time cash restructuring recognition award that was subject to and paid after emergence. The award includes a post-emergence retention element. As a result, the award was intended to both reward the individual efforts of management team members in a successful emergence as well as to retain talent on a going-forward basis necessary to continuing the implementation of the plans of restructuring. The award amounts were determined as a percentage of base salary (at the reduced levels). If the executive voluntarily resigns or is terminated for cause during the one year period following emergence, the executive will be required to repay 1/12th of the award for each month during the one year period he is not employed.

In establishing the pool for restructuring recognition awards, Mercer reviewed the overall costs to other companies emerging from bankruptcy of a restructuring bonus payable to senior management. Mercer selected companies based on months in bankruptcy and revenue. These companies included Lear Corporation, SemGroup Corporation, Calpine Corporation, Nortel Networks Corporation, Quebecor World Inc. (renamed World Color Press Inc. and subsequently acquired by Quad/Graphics, Inc.), Chemtura Corporation, Movie Gallery, Inc., DURA Automative Systems, Inc., Spansion Inc., and Building Materials Holding Corporation.

2010 STIP

Historically, we sponsored an annual short-term incentive plan for our executive team. However, as discussed in Setting Compensation Levels above, the Company did not pay a cash incentive award for 2008. With the commencement of the creditor protection proceedings, the HRCC effectively suspended its annual incentive program for 2009, which suspension continued for the first half of 2010.

The HRCC established and the HRC/NGC ratified a short-term incentive plan for the last six months of 2010, payment of which was conditioned on emergence. The Company’s historical annual incentive plan contained performance goals for several metrics, such as operational excellence, cash return on capital employed, operating profit, individual performance, safety and environmental performance, and a financial reduction factor. Further, there was a holdback feature of 20% based on individual or group performance goals. However, the HRCC simplified the measures for 2010 and focused payout levels (threshold, target and maximum) on achievement of operating profits equal to the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA), subject to adjustments for certain pre-determined costs and expenses, or “adjusted EBITDA,” for the last six months of 2010 as measured against the forecasted adjusted EBITDA. The HRCC chose a singular metric of operating profit focused on the short-term goal of cash generation, which aligned with interest of the stockholders for the year of emergence.

For the chief executive officer and his direct reports (the named executive officers), payout levels were established as a percentage of base salary (at the reduced levels) as follows:

	Threshold	Target	Maximum
EBITDA	25% $200 million	50% $273 million	75% $346 million

The 2010 STIP was approved by the independent members of the pre-emergence board and ratified by the HRC/NGC and, subsequently, all members of the new board. Similarly, the threshold and maximum percentages and EBITDA forecast were approved by the independent members of the pre-emergence board, subject to ratification, and were ratified by the HRC/NGC and, subsequently, all members of the new board.

For 2011, the HRC/NGC reintroduced an annual incentive plan with performance measures beyond operating profit. The program is intended to be simplified and targeted to the different employee groups of the Company (sales, operations and corporate) with performance and safety goals tailored to the objectives of the different employee groups and discretion to better tie individual performance to operational results. To balance rewarding individuals for achieving business objectives with the need to control costs in a challenging and evolving industry, there is an overall limit on the total amount that can be paid as a short-term cash incentive even if performance is met. The limit was set at 7% of free cash flow.

Equity Awards

All outstanding equity awards and any stock held by executives and employees were canceled upon emergence. Given the pay-for-performance orientation of the executive compensation program, the independent members of the pre-emergence board approved and the new board ratified the 2010 equity incentive plan to enable the grants of common stock-based awards to employees. Equity incentive awards are intended to be a long-term incentive and a significant portion of an executive’s total compensation package. The value of the equity awards are generally based on a percentage of salary, but can be adjusted on a discretionary basis, based on past year’s performance and other pertinent factors.

The 2010 equity incentive plan, effective upon emergence, contains two key features that the prior equity incentive plan did not contain. In particular, awards must vest over a minimum four year period (either ratable or cliff vesting) even though a three year vesting approach is more common. The longer vesting period was specifically negotiated with the Company’s significant stakeholders and is intended to emphasize the retention element of the awards and, by tying a significant portion of compensation to equity, executives can stay focused on maximizing shareholder value over the long term. The HRC/NGC has the discretion to recoup any profits or require a participant to surrender any shares in the event the executive violates a restrictive covenant or takes any action that constitutes a detrimental activity.

As discussed above, the HRCC did not grant any equity awards during the creditor protection proceedings. As a result, the HRCC did not grant any equity awards to the executives at the beginning of 2010, the typical time at which awards are determined. Instead, the HRC/NGC approved and the board ratified, based upon recommendations from the independent members of the pre-emergence board, an equity award mix of stock options and restricted stock units, effective upon emergence. These awards are referred to as emergence equity grants. It was determined that the chief executive officer would receive equity awards with a value equal to 225% of his base salary (as reduced) and the other named executive officers would receive equity awards with a value equal to 125% of their base salaries, each percentage of which is below the median range for emerging companies. (The median range for the size of awards, as a percentage of salary, of emerging companies is 250% for the chief executive officer and 150% for direct reports.) For each executive, 75% of the award value was granted in stock options and the remaining 25% was granted in restricted stock units. The HRCC, in discussions with the UCC, gave more weight to stock options because the value of options can only be realized if the stock price increases, thereby encouraging executives to remain aligned with the long term interests of stockholders. The RSUs are intended to aid in post-emergence retention.

The number of stock options awarded in each executive’s emergence equity grant was determined by dividing 75% of the dollar value of the equity award by the Black-Scholes value of an option, reflecting an exercise price equal to the arithmetic mean of the per-share closing trading price of shares of the Company’s common stock for all trading days from December 10, 2010 through January 8, 2011 (the first 30 calendar days the Company’s common stock was listed on the NYSE). The number of RSUs awarded in each emergence equity grant was determined by dividing 25% of the dollar value of the equity award by the average trading price of shares of the Company’s common stock from December 10, 2010 through January 8, 2011. Because the exercise price for options and grant price for RSUs as well as the maximum shares were not known until January 9, 2011, the emergence equity grants, although a component of the 2010 executive compensation program, were not determined to be granted for legal and accounting purposes until January 9, 2011.

As disclosed in the Form 8-K filed on December 16, 2010, Mr. Paterson did not receive an emergence equity grant due to his termination as chief executive officer effective January 1, 2011. However, in lieu of this value, he received a cash amount that had a value equal to 25% of his intended emergence equity grant.

Retirement Plans

The executive officers participate in both a tax-qualified retirement plan and a supplemental retirement plan, subject to either U.S. or Canadian law. The tax-qualified retirement plans are offered to all eligible employees (not just executives), but limit the pay that may be considered pursuant to the applicable tax law. The Company also offers supplemental retirement plans that provide retirement benefits to account for benefits lost due to limits on the amount of compensation that may be taken into account under the tax-qualified retirement plans. The supplemental retirement benefits are paid using the Company’s general assets.

Before emergence, executives received ongoing retirement benefits through either a defined benefit plan program, a defined contribution plan program or both. Effective upon emergence, all supplemental retirement benefits (either under a defined benefit plan formula or a defined contribution plan formula) were terminated and then reinstated under new arrangements pursuant to the plans of reorganization for the members of the executive team who waive and forfeit all claims they had or may have had in the creditor protection proceedings in respect of any terminated supplemental retirement plan. Consistent with the HRC/NGC’s intent to move to a defined contribution environment and the plans of reorganization, all tax-qualified and supplemental defined benefit plans covering members of the executive team were frozen as of December 31, 2010 for service and earnings. As a result, beginning January 1, 2011, no executive will earn a retirement benefit with the Company based on a defined benefit formula. Instead, all members of the executive team will earn retirement benefits under Company-sponsored defined contribution plans.

Benefits provided through defined benefit plans, are described more fully under Pension Benefits. The defined contribution plan benefits are described under Nonqualified Deferred Compensation for 2010.

Severance and Change in Control Arrangements

We believe that the Company should provide reasonable severance benefits to its employees in the event of an involuntary termination without cause. With respect to senior executives, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Severance benefits should help provide an opportunity for the Company and former employees to part ways in an efficient and effective manner.

In the event of a change in control, we believe that the interests of stockholders will be best served if the interests of the Company’s most senior executives are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders. To this end, the Company provides severance benefits if, within 12 months (or 24 months in the case of Mr. Garneau) following a change in control, a senior executive is terminated without cause or resigns for good reason (i.e., due to conditions tantamount to a constructive dismissal). For each executive officer except Mr. Garneau, severance protection is provided pursuant to a policy, rather than an individual agreement.

As part of the plans of reorganization and under the post-emergence compensation structure, the independent members of the pre-emergence board adopted and the new board ratified an amended executive severance policy, the “2010 executive severance policy”. Messrs. Harvey, Rougeau, Grandmont and Vachon are covered by the 2010 executive severance policy.

The 2010 executive severance policy provides for a severance amount determined using a formula based on years of service and pay. Pay takes into account salary plus the average of the last two paid regular annual incentive awards, annualized, with a cap of 125% of the executive’s target incentive for the year of termination. The 2010 executive severance policy provides for a minimum of one year of severance and a maximum of two years of severance. Change in control protection under the 2010 executive severance policy does not provide greater severance amounts.

The 2010 executive severance policy, in both a change in control or non-change in control context, does not provide any enhanced benefits in the form of, for example, subsidized continued health coverage or tax-gross ups. The impact of a termination on the current year incentive award and outstanding equity awards are determined per the incentive award and equity award plans.

Effective upon Mr. Garneau’s commencement of employment as president and chief executive officer on January 1, 2011, the Company entered into employment and change in control agreements with Mr. Garneau, which agreements provide severance protection in lieu of coverage under the 2010 executive severance policy. Mr. Garneau’s employment agreement provides the same severance pay as the 2010 executive severance policy in the event he is terminated without cause absent a change in control. Mr. Garneau’s change in control agreement provides an enhanced severance amount in the event of a termination without cause or good reason within two years after a change in control. The severance amount is equal to three times the sum of (i) his base salary in the year of termination, (ii) the average of the last two paid regular annual incentive awards, annualized, with a cap of 125% of his target incentive for the year of termination and (iii) the maximum amount of contributions the Company could have made on his behalf under the defined contribution plan program for the year of termination, plus $20,000 in lieu of outplacement services. The change in control agreement also provides subsidized continued health and life insurance coverage for up to three years following his termination date.

Perquisites

The named executive officers are entitled to receive a $12,000 ($16,000 in the case of Mr. Garneau) allowance per year to cover perquisites, which allowance is intended to cover expenses for fiscal and financial advice, tax preparation, and such other perquisites as chosen by the executive. If an executive requires tax preparation assistance for tax filings in both the U.S. and Canada, the executive is entitled to an additional benefit of up to $5,000 to cover the costs of this tax assistance. The Company also provides named executive officers with a comprehensive annual medical examination. Finally, executives subject to taxation in both the U.S. and Canada are provided a gross-up under the Company’s tax equalization policy equal to the difference between their Canadian liability and U.S. tax liability. In 2010, Messrs. Paterson and Harvey received payments under the tax equalization policy in respect of their restructuring recognition awards. The HRC/NGC has the discretion to approve additional perquisites from time to time. The named executive officers are responsible for any tax consequences related to their use and receipt of the perquisites.

Stock Ownership Guidelines

Historically, we developed stock ownership guidelines applicable to senior management to ensure that senior executives would also be stockholders and thus their interests would be aligned with stockholders’ interests. Measurement of compliance with existing guidelines was suspended during the creditor protection proceedings, and the guidelines were canceled upon emergence. We anticipate adopting, in 2011, new stock ownership guidelines.

Deductibility of Compensation—Section 162(m) of the Code

In order to maintain flexibility to attract and retain qualified executives, we allow for compensation that is deductible under Section 162(m) of the Code and will continue to do so in the future if we determine such approach to be in the best interests of the Company.

Compensation Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by AbitibiBowater Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The HRC/NGC has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussion, the HRC/NGC recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

Sarah Nash (Chair)

Pierre Dupuis

Jeffrey A. Hearn

Paul C. Rivett

David H. Wilkins

Tabular Disclosure of Executive Compensation

The following table sets forth information concerning all compensation earned by our named executive officers for 2010, 2009 and 2008:

Summary Compensation Table for 2010

Name and Principal Position(1)	Year	Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)		All Other Compensation(7)	Total
David J. Paterson,	2010	$888,750	$765,000	$—	$—	$420,750		$—		$303,410	$2,377,910
President and chief executive	2009	900,000	—	—	—	—		—		195,455	1,095,455
officer	2008	900,000	—	1,493,770	1,174,960	—	(9)	—		519,114	4,087,844
William G. Harvey,	2010	419,688	361,250	—	—	198,688		96,126		123,188	1,198,939
Executive vice president and chief financial officer	2009 2008	425,000 425,000	— —	— 442,337	— 347,850	— —	(9)	67,172 —	(10)	101,393 194,069	593,565 1,409,256
Pierre Rougeau,	2010	444,375	382,500	—	—	210,375		479,197		116,409	1,632,856
Executive vice president,	2009	450,000	—	—	—	—		356,548		118,858	925,406
operations and sales	2008	450,000	—	442,337	347,850	—	(9)	—	(10)	15,287	1,255,474
Alain Grandmont,	2010	419,688	361,250	—	—	198,688		1,049,569		22,630	2,051,825
Executive vice president, human resources and supply chain	2009 2008	425,000 425,000	— —	— 442,337	— 347,850	— —	(9)	727,343 —	(10)	18,610 16,260	1,170,953 1,231,447
Jacques P. Vachon,	2010	335,750	289,000	—	—	158,950		727,907		18,192	1,529,799
Senior vice president corporate affairs and chief legal officer(8)	2009	340,000	—	—	—	—		477,799		13,779	831,578

(1)	This column reflects the Company’s named executive officers for 2010 and their respective titles as of December 31, 2010. These titles have since changed pursuant to changes in the executive team in 2011, as described under Compensation Discussion and Analysis above.
(2)	Amounts in this column reflect non-performance based cash incentive awards such as retention or other ad hoc awards. Amounts shown for 2010 represent one-time cash emergence recognition awards to the named executive officers, as further described below in the narrative disclosure to this table. The emergence recognition awards were approved in U.S. dollar amounts. In 2010, emergence recognition awards for Messrs. Rougeau, Grandmont and Vachon were converted to and paid in Canadian dollars in 2010. However, a conversion adjustment was needed to ensure that the U.S. dollar equivalent was paid. This adjustment was done on January 14, 2011, resulting in an additional amount of the emergence recognition award paid, in Canadian dollars, to Messrs. Rougeau, Grandmont and Vachon.
(3)	Amounts in this column reflect the aggregate grant date fair value under FASB ASC Topic 718 of RSUs. All RSUs outstanding immediately before the emergence date were cancelled pursuant to the plans of reorganization. While the emergence RSU grant under the 2010 equity incentive plan was approved by the board on the emergence date in 2010, the grant date fair market value is not shown because the grant date did not occur until January 9, 2011. Under the emergence RSU grant, Messrs. Harvey, Rougeau, Grandmont and Vachon were awarded RSUs with a U.S. dollar value of $112,891, $119,531, $112,891 and $90,313. The emergence RSU grant will vest 25% on each of the first four anniversaries of the emergence date, subject to a named executive officer’s continued employment with the Company and customary conditions for accelerated vesting or forfeiture upon the occurrence of certain employment-related events, as further described below in the narrative disclosure to this table.
(4)

Amounts in this column reflect the aggregate grant date fair value under FASB ASC Topic 718 of nonqualified stock options. All outstanding options immediately before the emergence date were cancelled pursuant to the plans of reorganization. While the emergence option grant under the 2010 equity incentive plan was approved by the board on the emergence date in 2010, the grant date fair market value is not shown because the grant date did not occur until January 9, 2011. Under the emergence option grant, Messrs. Harvey, Rougeau, Grandmont and Vachon were awarded stock options with a U.S. dollar value of $338,672, $358,594, $338,672 and $270,937. The 2010 emergence option grant will vest 25% on each of the first four anniversaries of the emergence date, subject to a named executive officer’s continued employment with the Company and customary conditions for accelerated vesting or forfeiture upon the occurrence of certain employment-related events, as further described below in the narrative disclosure to this table.

(5)	Amounts shown for 2010 reflect cash incentive awards earned under the 2010 STIP, as further described below in the narrative disclosure to this table.
(6)	Amounts in this column reflect the actuarial increase in the present value of the named executive officers’ benefits under applicable U.S. tax-qualified, Canadian registered (i.e., tax-qualified) and Canadian supplemental pension plans established by Abitibi, Bowater or AbitibiBowater using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. In 2010, the interest rate and mortality assumptions changed, and the actuarial increases reflected in the table for 2010 are attributable to such changes in the case of Messrs. Harvey, Rougeau, Grandmont and Vachon. For Messrs. Grandmont and Vachon, the actuarial increase is also attributable to their additional accruals. Pursuant to the plans of reorganization, as of the emergence date, all supplemental retirement plans were terminated, and the Company established new supplemental retirement plans to reinstate the benefits for participants who waive and forfeit any and all claims they had or may have had in the creditor protection proceedings with respect to supplemental retirement benefits. There were no above-market or preferential earnings on nonqualified deferred compensation for the named executive officers in 2008, 2009 or 2010. A discussion of pension benefits is provided after the Pension Benefits for 2010 table below.
(7)	Amounts in this column include the following contributions to defined contribution retirement plans:

•

for Messrs. Paterson and Harvey, automatic company contributions and employer contributions, allocated pursuant to the AbiBow US Savings Plan (formerly the AbitibiBowater Inc. Retirement Savings Plan) (the 401(k) plan), the AbitibiBowater Inc. Supplemental Retirement Savings Plan and the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan in the following amounts: Mr. Paterson, $179,199; and Mr. Harvey, $72,368; and

•

for Mr. Rougeau, basic and excess company contributions and employer contributions in the amount of $94,262, allocated pursuant to the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc. (the registered defined contribution plan), the Canadian Defined Contribution Retirement Program for Executive Employees of AbitibiBowater and the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan.

Additional perquisites for all named executive officers include (i) a $12,000 perquisite account covering personal transportation, fiscal/financial advice, etc., (ii) a reimbursement for U.S. tax preparation for U.S. taxpayers who also have Canadian tax liabilities, including, in 2010, Messrs. Paterson and Harvey, (iii) a comprehensive annual medical examination, (iv) parking, and (v) payments of $88,229 to Mr. Paterson and $19,603 to Mr. Harvey under the Tax Equalization Policy in respect of their restructuring recognition awards.

(8)	Mr. Vachon was not a named executive officer of the Company in 2008. In accordance with existing SEC guidance, his 2008 compensation is not reported in the Summary Compensation Table.
(9)	No incentive awards have previously been paid to the named executive officers under the 2008 Annual Incentive Plan because the board decided that, although performance measures had been met, no payments would be made to members of the executive team unless the Company achieved two consecutive quarters of positive operating cash flow in 2009, and this condition was not met. However, on November 24, 2010, a claims officer appointed by the Superior Court for the Judicial District of Montreal, Canada, ruled that certain incentive awards were owed to Canadian employees pursuant to the 2008 Annual Incentive Plan because the imposition of the condition of two consecutive quarters of positive operating cash flow was invalid. Subsequently, for reasons of fairness and equity and in order to treat its U.S. and Canadian employees equally, the Company filed a motion seeking allowance of certain incentive awards pursuant to the 2008 Annual Incentive Plan in the Chapter 11 cases. On March 21, 2011, the U.S. Bankruptcy Court entered an order granting the motion and allowing the U.S. participants in the 2008 Annual Incentive Plan to have valid claims in the Ch. 11 proceedings. Pursuant to this order, Messrs. Paterson, Harvey, Rougeau and Grandmont have valid claims against AbitibiBowater Inc. in the amount of $572,371, $252,268, $267,086 and $252,268, respectively. These claims will be settled in common stock of the Company. As of the date of this filing, no distributions have yet been made to the names executive officers on account of these allowed claims.
(10)	Due to a change in measurement date as required by FASB ASC 715, “Compensation – Retirement Benefits,” the value of benefits accrued in 2008 is the annualized value of the total benefits accrued between September 30, 2007 and December 31, 2008.

Grants of Plan-Based Awards

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
David J. Paterson	$191,250	$382,500	$573,750
William G. Harvey	90,313	180,625	270,938
Pierre Rougeau	95,625	191,250	286,875
Alain Grandmont	90,313	180,625	270,938
Jacques P. Vachon	72,250	144,500	216,750

(1)	Amounts shown in the “Threshold,” “Target” and “Maximum” columns represent payout potential under the 2010 STIP. Amounts actually earned by the named executive officers under the 2010 STIP are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of the plans, policies and arrangements governing the compensation awarded to our named executive officers, as set forth in the Summary Compensation Table and Grants of Plan-Based Awards table above. Compensation to which a named executive officer may be entitled upon a severance from employment, whether or not in connection with a change in control, is addressed below in Severance and Change in Control Arrangements.

For 2010, the primary elements of each named executive officer’s total compensation are base salary and bonuses (both ad hoc and pursuant to the Company’s short-term incentive plan) and long-term equity awards consisting of nonqualified stock options and RSUs. The emergence equity awards were approved by the HRC/NGC and ratified by the board in 2010. Due to the timing of the emergence, determination of the number of shares covered by the grant and the applicable exercise price or grant price, the awards were not granted until January 9, 2011. As a result, while these awards are not disclosed in the tables above, they are summarized below as a component of the Company’s 2010 executive compensation program.

Base Salary

As discussed above under Compensation Discussion and Analysis, from January 1, 2010 through November 30, 2010, the named executive officers continued to receive base salaries at the level set by the HRCC in 2008. However, the HRCC approved a 15% reduction of 2008 base salary levels, which became effective December 1, 2010, such that Messrs. Paterson, Harvey, Rougeau, Grandmont and Vachon received base salary for December 2010 based on the reduced levels of $765,000, $361,250, $382,500, $361,250 and $289,000, respectively.

Short-Term Cash Incentive Compensation

As noted above under Compensation Discussion and Analysis, the Company did not pay an annual incentive award for 2008 and, in light of the creditor protection proceedings and restrictions on establishing incentive programs during the proceedings, the HRCC effectively suspended its annual incentive program for 2009, which suspension continued for the first half of 2010. However, pursuant to the plans of reorganization and conditioned on emergence, a short-term incentive program was established for the second half of 2010 and a restructuring recognition award program to reward performance leading up to the emergence was recommended and approved.

2010 STIP Awards

On the emergence date, the HRC/NGC ratified and confirmed Company performance targets that were required to be met in order for incentive awards to be payable under the 2010 STIP, which were previously approved by the independent members of the pre-emergence board. Payout potential under the 2010 STIP was based on adjusted EBITDA, as described above under Compensation Discussion and Analysis, for the final six months of 2010, as compared with the adjusted EBITDA forecast. To earn the payment levels shown in the Grants of Plan-Based Awards table, the 2010 STIP established a performance target of adjusted EBITDA equal to $273 million, with a threshold performance level of $200 million and a maximum performance level of $346 million.

Each of the named executive officers was eligible to receive a cash award equal to 75% of his 2010 base salary if the maximum performance level was achieved, 50% of his base salary if the target performance level was achieved, or 25% of his base salary if the threshold performance level was achieved. Because the Company’s adjusted EBITDA was $279 million for the final six months of 2010, each of the named executive officers earned a payout slightly above the target level or 55% of his base salary, which dollar amount is set forth in the Summary Compensation Table.

Restructuring Recognition Awards

On the emergence date, the HRC/NGC approved one-time cash emergence recognition awards, established to recognize actions and initiatives implemented by members of senior management, including the named executive officers, leading up to emergence from the creditor protection proceedings. These restructuring recognition awards were equal to 100% of each named executive officer’s 2010 base salary (at the reduced level). Each recipient of restructuring recognition awards is required to repay 1/12th of the award for each month during the one year period following the emergence date that the recipient is not employed by the Company, if the recipient either voluntarily resigns from employment or is terminated for cause. Mr. Paterson maintained his entitlement to his restructuring recognition award following his termination from employment on January 31, 2011.

Long-Term Incentive Compensation - Equity Awards

To ensure that its executive officers’ interests are aligned with those of the stockholders, we have traditionally granted annual equity-based awards to each named executive officer. The HRCC did not, however, grant equity awards during the creditor protection proceedings.

In connection with emergence, the independent members of the pre-emergence board recommended and the HRC/NGC approved grants of nonqualified stock options and RSUs under the 2010 equity incentive plan to Messrs. Harvey, Rougeau, Grandmont and Vachon, with values at $451,563, $478,125, $451,563 and $361,250, respectively, representing a percentage of their salaries. For each of Messrs. Harvey, Rougeau, Grandmont and Vachon, these emergence equity grants consisted of:

•

A grant of options to purchase a number of shares of the Company’s common stock determined by dividing (i) 75% of his award value by (ii) the Black-Scholes value of an option, or $10.75. The exercise price of an option is equal to the arithmetic mean of the per-share closing trading price of shares of the Company’s common stock for all trading days from December 10, 2010 through January 8, 2011, or $23.05.

•

A grant of RSUs with respect to a number of shares of the Company’s common stock determined by dividing (i) 25% of his award value by (ii) by the arithmetic mean of the per-share closing trading price of shares of the Company’s common stock for all trading days from December 10, 2010 through January 8, 2011, or $23.05.

Because the shares covered by the awards and the average trading price during such period were not known until January 9, 2011, the emergence equity grants, although a component of the 2010 executive compensation program, were not awarded to the named executive officers until January 9, 2011. The emergence equity grants will vest 25% on each of the first four anniversaries of the emergence date as long as the officer remains employed through the applicable vesting dates. In the event that a named executive officer is terminated for “cause,” all unexercised options and unsettled RSUs will be cancelled, including the portion already vested and not exercised (in the case of options). The awards also have conditions for accelerated vesting upon death, disability, termination of employment by the Company without “cause,” or termination by the recipient on or after age 55.

If an executive’s employment is terminated without “cause,” or by the executive on or after age 55 for any reason other than death or disability, the executive would become vested in a pro rata portion of the options and RSUs equal to (i) the total number shares of Company common stock covered by the options or units under the RSUs, as applicable, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed since the emergence date and the denominator of which would be 48, including the portion that has already vested. The vested portion of the options would be exercisable for one year following the executive’s termination unless he dies during the one-year period, in which case the vested options would remain exercisable for two years following his death.

If the executive dies or becomes eligible for long-term disability benefits under a Company-sponsored plan, then, in addition to any portion of the options and RSUs in which he is already vested, the portion of the options and RSUs scheduled to vest on the next anniversary of the emergence date would vest on his date of death or the first day of the long-term disability period, as applicable. The vested portion of the options would be exercisable for two years following such date.

For purposes of the emergence equity grant, “cause” means an executive officer’s (i) commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that would bring or is reasonably likely to bring the Company, or any of its affiliates or subsidiaries into public disgrace or disrepute or that would affect the Company’s or any affiliate’s or subsidiary’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the executive officer), or (iv) gross negligence, willful malfeasance or material act of disloyalty or other breach of fiduciary duty with respect to the Company, its affiliates or subsidiaries (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the executive officer).

Employment Agreements and Offer Letters

Before 2010, we entered into or assumed written employment agreements or offer letters with all named executive officers. Effective as of the emergence date, however, each named executive officer’s employment agreement and/or offer letter was terminated and deemed rejected or repudiated, as applicable, under the plans of reorganization. We and Mr. Paterson entered into an offer letter, effective upon emergence, and subsequently entered into a separation agreement, dated December 10, 2010. (Following Mr. Paterson’s departure, the Company entered into an employment agreement with Richard Garneau, dated January 1, 2011.) Following emergence, Mr. Harvey receives compensation in line with the executive compensation structure developed during the creditor protection proceedings and reflected in the plans of reorganization. Messrs. Rougeau, Grandmont and Vachon entered into offer letters with the Company, effective upon emergence, and Mr. Grandmont subsequently entered into a new offer letter with the Company in February 2011. In each case, the offer letters provided compensation for Messrs. Rougeau, Grandmont and Vachon in line with the executive compensation structure developed during the creditor protection proceedings and reflected in the plans of reorganization. However, pursuant to severance terms agreed upon by the Company, Mr. Rougeau transitioned out of an executive role, effective January 17, 2011, and resigned from employment, effective March 31, 2011.

Severance arrangements to which a named executive officer may be subject upon certain termination events, whether or not in connection with a change in control, are described below under Severance and Change in Control Arrangements.

Equity Awards

Outstanding Equity Awards at Fiscal Year-End 2010

Pursuant to the plans of reorganization, all equity awards that were outstanding as of the emergence date were cancelled. The emergence equity grants made to the named executive officers, as described above in the narrative disclosure to the Summary Compensation Table and Grants of Plan-Based Awards table, were not granted until January 9, 2011.

Option Exercises and Stock Vested for 2010

None of the named executive officers exercised any stock options during the fiscal year ended December 31, 2010. Moreover, as a result of the creditor protection proceedings, no other outstanding stock awards that vested in 2010 could be settled. As discussed above, pursuant to the plans of reorganization, all outstanding option awards and unsettled stock awards were cancelled as of emergence.

Pension Benefits

This section describes the accumulated benefits, if any, of each of the named executive officers under Company-sponsored defined benefit pension plans. Any accumulated benefits under Company-sponsored defined contribution plans are described under Nonqualified Deferred Compensation for 2010 below.

The table below shows the present value of accumulated benefits, if any, payable to each of the named executive officers, including the number of years of service credited to them under each applicable plan. The benefits were determined using the interest rates and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits for 2010

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
David J. Paterson (2)	n/a	—	$—	$—
William G. Harvey	Registered Plan (Canada)	7.42	179,684	—
	Supplemental Plan (Canada)	7.42	43,086	—
	Qualified Plan (U.S.)	8.42	178,082	—
Pierre Rougeau	Registered Plan (Canada)	7.25	300,450	—
	Supplemental Plan (Canada)	12.25	1,403,741	—
Alain Grandmont	Registered Plan (Canada)	12.00	564,344	—
	Supplemental Plan (Canada)	26.58	3,209,430	—
Jacques P. Vachon	Registered Plan (Canada)	11.58	501,036	—
	Supplemental Plan (Canada)	25.50	1,893,227	—

(1)	The present value of accumulated benefits under the U.S. qualified pension plan and Canadian registered and supplemental pension plans sponsored by Abitibi, Bowater or AbitibiBowater is determined based on the assumptions used in the Company’s financial statements, as described in Footnote 20 of the Consolidated Financial Statements, except that each named executive officer’s retirement age was assumed to be the normal retirement age under the plan(s) in which he was a participant as of December 31, 2010. These assumptions are further described in the narratives below.
(2)	Mr. Paterson did not participate in any Company-sponsored defined benefit pension plans. Instead, his retirement benefits were provided exclusively through the Company’s defined contribution plans, as described below under Nonqualified Deferred Compensation for 2010.

The following discussion describes the terms of the pension plans applicable to each named executive officer.

Before the emergence date, Mr. Harvey had vested rights in the Supplemental Retirement Benefit Plan for Grade 28 and Over-Employees of Bowater Canadian Forest Products Inc., or “prior Bowater DB SERP,” and Messrs. Rougeau, Grandmont and Vachon participated in the Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Abitibi-Consolidated Inc., or “prior Abitibi DB SERP,” collectively the “prior DB SERPs,” each a non-registered supplemental defined benefit plan. As of the emergence date, pursuant to the plans of reorganization, the prior DB SERPs were terminated and all benefit obligations were deemed repudiated. Also, pursuant to the plans of reorganization, the Company established new non-registered supplemental defined benefit plans, including the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan and the AbiBow Canada Inc. DB Supplemental Retirement Plan, collectively the “2010 Canadian DB SERPs,” solely for the purpose of reinstating benefits accumulated under the prior Abitibi DB SERP for participants who waive and forfeit any and all claims they may have had in the creditor protection proceedings in respect of the prior Abitibi DB SERP or any other supplemental retirement benefit plan. Pursuant to the plans of reorganization, benefits under the 2010 Canadian DB SERPs were frozen as to benefit service and earnings (but not vesting service). Consequently, active employees, including Messrs. Harvey, Rougeau, Grandmont and Vachon, will not earn benefits under the 2010 Canadian

DB SERPs or any other supplemental pension plan for service following the emergence date.

U.S. Pension Benefits

Of the named executive officers, Mr. Harvey currently has pension benefits payable from a qualified plan — the AbiBow US Retirement Plan (formerly named the AbitibiBowater Inc. Retirement Plan and, historically, the Bowater Incorporated Retirement Plan). A “qualified plan” means the plan is qualified for favorable tax treatment under Section 401(a) of the Code and is available to all eligible employees (not just executives). In general, the qualified pension plan formula provides a traditional pension plan formula based on years of service and a percentage of final average monthly compensation. Mr. Paterson has never been covered by any pension plan. His retirement benefits are provided through defined contribution plans, described further below. Moreover, no pension benefits are payable to named executive officers through U.S. supplemental pension plans, but benefits are payable under supplemental defined contribution plans as described below.

In 2007, Bowater Incorporated (renamed AbiBow US Inc., effective upon emergence) changed its retirement program by shifting to a predominantly defined contribution environment from a traditional defined benefit pension environment. In this regard, effective January 1, 2007, the qualified pension plan was frozen to new entrants and to certain current employees who did not meet a threshold eligibility requirement for continued participation (determined as of December 31, 2006). For these affected individuals, including Messrs. Paterson and Harvey, beginning on January 1, 2007, retirement benefits were provided through a defined contribution program described below.

Pension Formula

The qualified pension plan provides an age 65 pension benefit equal to 52.5% of a participant’s final average monthly compensation, proportionately reduced for each year of benefit service less than 35 years, minus 50% of his primary Social Security benefit, proportionately reduced for each year of benefit service less than 35 years. Participants with at least 10 years of service can begin this benefit, unreduced, at age 62. The plan also provides for a reduced early retirement benefit if the participant has attained age 50 and completed at least 10 years of service. The early retirement reduction is 4.5% per year before age 62.

The definition of compensation under the qualified pension plan includes base salary and any annual incentive awards. Final average monthly compensation is determined using the highest paying 60 consecutive calendar months out of the most recent 120 calendar months. As of December 31, 2010, final average compensation used under the qualified pension plan was $207,000 for Mr. Harvey.

Time and Form for Payment

The qualified pension plan provides for payment in an annuity with a participant option to select payment among different types of annuities, any of which will provide monthly payments for the life of the participant and, if elected, the life of the participant’s beneficiary. Payment is made following termination from employment with AbitibiBowater and its related entities, and only upon an affirmative election by the participant. Mr. Harvey is currently eligible to retire early and elect payment of his benefits under the plan.

Assumptions for Pension Benefits Table Values

The accrued benefit amount identified in the Pension Benefits table above shows the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2010. The interest rate and mortality table used are the same as those used for our financial statements, which are a 5.70% interest rate and the RP2000 generational mortality table with white collar adjustments and no presumption for pre-retirement mortality.

The amounts shown were also calculated assuming retirement at age 62 or current age, if greater, but no earlier than the earliest retirement age at which the participant can receive an unreduced benefit. In this regard, if Mr. Harvey had retired on December 31, 2010, he would have been eligible for a reduced benefit under the qualified pension plan.

Canadian Pension Benefits for Mr. Harvey

In addition to the pension benefits described above, Mr. Harvey accumulated 7.42 years of credited service in a legacy Bowater Canadian registered plan and the prior Bowater DB SERP before transferring to the United States on November 30, 1998. A “registered plan” means the plan is intended to be qualified for favorable tax treatment under the Income Tax Act and to apply to a broad base of employees. In contrast, a “non-registered plan,” such as the prior Bowater DB SERP, is not qualified for this favorable tax treatment and provides for retirement benefits to a select group of management and highly compensated employees in order to provide for additional pension benefits that cannot be provided under the registered plans because of statutory limitations or provides an overall benefit that is partially offset by the benefit provided under the registered plan.

As described above, following the termination and repudiation of the prior Bowater DB SERP, effective as of the emergence date, Mr. Harvey’s benefit under the prior Bowater DB SERP was reinstated under a new supplemental pension plan. Pursuant to the Bowater Canadian registered plan and the new supplemental pension plan, for each year of credited service in Canada, Mr. Harvey is entitled to a total pension at age 65 equal to 1.6% of final average earnings determined on November 30, 1998, indexed to the date of termination of employment based on the increase in Canadian average weekly earnings for the period. The pension would not be reduced if he is age 60 or older upon retirement, and it would be reduced by 6% for each year retirement precedes age 60. Upon early retirement at age 60, for each year of credited service in Canada, Mr. Harvey is entitled to a bridge benefit equal to 1/35 of the maximum annual retirement pension payable under the Bowater registered plan.

The portion of the pension payable from the registered plan will be determined upon termination of employment or retirement based on the maximum pension payable under the Canadian Income Tax Act, or the “Income Tax Act,” on that date.

The pension is payable for life subject to a five-year guarantee. Final average earnings are based on the 36 consecutive months before November 30, 1998, including 50% of target bonus. The resulting final average earnings are $130,883 as of November 30, 1998.

The accrued benefit amounts identified in the Pension Benefits table above show the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2010. The interest rate and mortality table used are the same as those used for our financial statements, which are a 5.40% interest rate and the RP2000 generational mortality table with white collar adjustments and no presumption for pre-retirement mortality. Benefits were calculated assuming Mr. Harvey’s retirement at age 60 because he would be eligible to receive an unreduced pension and bridge benefit at that age.

Canadian Pension Benefits for Messrs. Rougeau, Grandmont and Vachon

Of the named executive officers, Messrs. Rougeau, Grandmont and Vachon have pension benefits payable under legacy Abitibi Canadian pension plans. Pension benefits were frozen, effective January 1, 2009, for Mr. Rougeau and, effective upon emergence, for Messrs. Grandmont and Vachon. The following describes the pension benefits payable under these plans.

Pension benefits under these Canadian pension plans are offered through a registered plan and a non-registered plan. The Abitibi registered plan is the Pension Plan for Executive Employees of Abitibi-Consolidated Inc., or the “Abitibi registered plan”. As described above, following the prior Abitibi DB SERP’s termination, the benefits of Messrs. Rougeau, Grandmont and Vachon under the prior Abitibi DB SERP were reinstated under the 2010 Canadian DB SERP. In general, the plans’ formulas provide a traditional pension plan formula based on years of credited service and a percentage of final average compensation. The 2010 Canadian DB SERP provides an overall pension benefit that is offset by the benefit payable under the Abitibi registered plan, including any registered plan benefits that have been commuted. The Abitibi registered plan limits the amount of the pension benefit payable due to statutory constraints.

In 2009, we changed the retirement program for Canadian employees by shifting to predominantly defined contribution plans from traditional pension plans. In this regard, effective January 1, 2009, the Abitibi registered plan and prior Abitibi DB SERP were frozen to new entrants, as well as to current employees who did not meet a threshold eligibility requirement for continued participation, including Mr. Rougeau. New entrants and non-eligible participants enrolled in new defined contribution plans. Messrs. Grandmont and Vachon were not among those affected by the January 1, 2009 freeze and continued to accrue benefits under the Abitibi Canadian pension plans through December 31, 2010, on which date their benefits were frozen, as described below.

Pension Formula

These Canadian pension plans generally provide total pension benefits equal to 2% of final average compensation multiplied by years of credited service with AbitibiBowater and its related entities, up to 35 years of service. However, as a result of the benefit service freeze described above, the total pension benefits for Mr. Rougeau only take into account his years of credited service before January 1, 2009. The pension benefits for Messrs. Grandmont and Vachon under the 2010 Abitibi DB SERP take into account their years of credited service through December 31, 2010. Messrs. Rougeau, Grandmont and Vachon are each fully vested in their benefits under the Abitibi Canadian pension plans.

For years of credited service through December 31, 2008, final average compensation is the sum of (i) average monthly base salary based on the best 60 consecutive months of base salary within the last 120 months and (ii) the best five annual incentive awards in the last ten years.

For years of credited service after December 31, 2008, final average compensation is the average of the five highest consecutive calendar years of eligible earnings in the last 10 years. Eligible earnings in a given calendar year is the sum of the base salary and the incentive award paid under the annual incentive plan (excluding any special incentive awards unless authorized by the Company). The paid incentive award component is capped at 125% of the target incentive award of each year.

Beginning January 1, 2009, Messrs. Grandmont and Vachon were required to contribute to the Abitibi registered plan. Each executive’s contributions were equal to 5% of his pensionable earnings up to the U.S. compensation limit ($245,000 in 2010). Contributions were credited with interest at the average net rate of return of the pension fund of the Abitibi registered plan over the preceding two calendar years.

Participants are entitled to early retirement if they have attained age 55. The total pension payable is unreduced if the participant retires at age 58 and the sum of his age and years of service is at least 80. If a participant is not eligible for an unreduced benefit and has completed 20 years of service, the total pension payable is reduced by 6% for each year (or 0.5% for each month) between his retirement date and the date he would have attained age 58 and the sum of his age and years of service would equal at least 80. If the participant has less than 20 years of service, the 6% per year (or 0.5% per month) reduction is calculated for each year before age 65 that the retirement occurs. A participant who terminates employment with AbitibiBowater and its related entities for any reason before attaining age 55 is eligible for an unreduced pension payable at age 65, but may elect to receive a reduced pension at any time before age 65. If his employment was terminated involuntarily, his pension payable is reduced by 6% for each year (or 0.5% for each month) between the date payments commence and the date on or after attainment of age 58 that the sum of his age and years of service would equal at least 80. If his employment was terminated voluntarily, the 6% per year (or 0.5% per month) reduction is calculated for each year before age 65 that payments commence.

In 2004, the HRCC had granted Mr. Rougeau five extra years of credited service under the prior Abitibi DB SERP. As mentioned above, Mr. Rougeau’s years of benefit service credited under the Abitibi pension plans were frozen on December 31, 2008. Years of benefit service credited to Messrs. Grandmont and Vachon were frozen as of December 31, 2010.

Time and Form of Payment

The Abitibi Canadian pension plans provide for payment in an annuity with a participant option to select payment among different types of annuities, any of which will provide monthly payments for the life of the participant and his spouse, if any.

In the 2010 offer letters, the Company notified each of Messrs. Rougeau, Grandmont and Vachon that the Company would pay his reinstated Canadian DB SERP benefit as a lump sum payment in two installments to the extent his benefit was not secured in whole or in part by a letter of credit. The first installment would be payable as of the seventh month following separation from service for any reason and the second installment would be due on the first anniversary of separation from service. As of the time this proxy was filed, the Company had not secured the benefits of Messrs. Rougeau, Grandmont or Vachon by letter of credit.

Assumptions for Pension Benefits Table Value

The accrued benefit amounts identified in the Pension Benefits table above show the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2010. The interest rate and mortality table used are the same as those used for our financial statements, which are a 5.40% interest rate and the RP2000 generational mortality table with white collar adjustments and no presumption for pre-retirement mortality. Benefits were calculated assuming retirement on the date an executive attains age 58 with the sum of his age and years of service equaling at least 80. In addition, the final average earnings used for the calculation of the accumulated benefit as of December 31, 2010, as shown in the Pension Benefits table, are: for years of service credited through December 31, 2008, Mr. Rougeau, $670,492, Mr. Grandmont, $629,792, and Mr. Vachon $500,198; and for years of service credited after December 31, 2008, Mr. Grandmont, $581,789 and Mr. Vachon, $466,056.

Nonqualified Deferred Compensation for 2010

Before the emergence date, the Company sponsored two supplemental retirement savings plans. Messrs. Paterson and Harvey participated in the AbitibiBowater Inc. Supplemental Retirement Savings Plan, or “prior U.S. deferred compensation SERP,” and Mr. Rougeau participated in the Canadian Defined Contribution Retirement Program for Executive Employees of AbitibiBowater, or “prior Canadian deferred compensation SERP”. Messrs. Grandmont and Vachon did not participate in any Company sponsored supplemental retirement savings plans. The Company also sponsored certain other nonqualified deferred compensation plans which allowed the named executive officers to defer a portion of their annual incentive and to receive additional Company contributions. One of the nonqualified deferred compensation plans included the Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan, under which Messrs. Rougeau, Grandmont and Vachon had account balances before emergence. Messrs. Paterson and Harvey did not have amounts credited under any of the Company’s nonqualified deferred compensation plans other than the prior U.S. deferred compensation SERP.

Pursuant to the plans of reorganization, on the emergence date, each of the prior U.S. deferred compensation SERP, the prior Canadian deferred compensation SERP and the Abitibi-Consolidated Inc. Executive Deferred Share Unit Plan were terminated and all benefit obligations thereunder were deemed rejected or repudiated, as applicable. Pursuant to the plans of reorganization, the Company established a new supplemental retirement savings plan, the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan, or “2010 deferred compensation SERP”. The 2010 deferred compensation SERP reinstates benefits that were outstanding under the prior U.S. deferred compensation SERP and prior Canadian deferred compensation SERP for certain participants, including Messrs. Paterson, Harvey and Rougeau, provided that they waive and forfeit any and all claims they had or may have had in the creditor protection proceedings in respect of any terminated plans. Messrs. Grandmont and Vachon did not have account balances under the prior Canadian deferred compensation SERP and commenced participation in the 2010 deferred compensation SERP, effective January 1, 2011.

The table below shows the amounts that have been credited to each executive’s account(s) under the 2010 deferred compensation SERP.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
David J. Paterson	$—	$168,174	$122,162	$—	$1,100,115
William G. Harvey	—	56,443	33,596	—	361,937
Pierre Rougeau	—	84,062	17,697	—	204,622
Alain Grandmont(1)	—	—	—	—	—
Jacques P. Vachon(1)	—	—	—	—	—

(1)	Messrs. Grandmont and Vachon became participants in the 2010 deferred compensation SERP effective January 1, 2011 and, consequently, did not have account balances under the 2010 deferred compensation SERP on December 31, 2010.

2010 Deferred Compensation SERP

The key features of the 2010 deferred compensation SERP are:

•

If an active employee with a rejected or repudiated benefit under the prior U.S. deferred compensation SERP or prior Canadian deferred compensation SERP, as applicable, becomes a participant in the 2010 deferred compensation SERP because he waived all claims in the creditor protection proceedings in respect of any terminated plans, his benefit will be reinstated as an opening balance and will be eligible to be credited with investment earnings or interest, as applicable.

•

If the employee participates in the AbiBow US Savings Plan, the U.S. tax-qualified savings plan, and cannot receive the full employer match under the plan because of Code limitations, the employee will receive the remainder of the match in the 2010 deferred compensation SERP. However, the employer match was suspended under the AbiBow US Savings Plan throughout 2010 and, consequently, no excess employer match was provided under the 2010 deferred compensation SERP.

•

If the employee participates in the AbiBow US Savings Plan and is eligible for an automatic company contribution under that plan, the employee may also receive an excess automatic company contribution under the 2010 deferred compensation SERP. The eligible employees for this contribution include the chief executive officer, all executive and senior vice presidents, most vice presidents and the plant general managers. The employer automatic contribution is equal to 6.5% of earnings less the amount he received in employer contributions under the tax-qualified savings plan.

•

If the employee is an eligible employee on the Company’s Canadian payroll who participates in the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc., or the “registered DC plan,” the registered savings plan, and cannot receive the full Company basic contribution of 10.5% of eligible earnings under the plan because of the annual limit under the Income Tax Act ($22,450 in 2010), the remainder of the Company basic contribution will be credited to his account under the 2010 deferred compensation SERP. The eligible employees include the chief executive officer, all executive and senior vice presidents, most vice presidents and the plant general managers.

•	An additional employer contribution of 10% of base salary plus incentive award paid (12% for the chief executive officer) is provided for the chief executive officer and his direct reports. Because no incentive awards were paid in 2010, additional employer contributions for 2010 were attributable only to base salary.

•

Contributions to the 2010 deferred compensation SERP are credited to a bookkeeping account. For Canadian participants, interest is credited to these accounts at a rate equal to the average rate of return on the balance funds offered under the registered DC plan. For U.S. participants, earnings and losses are credited to these accounts based on hypothetical investment returns corresponding to the employees’ elections among the hypothetical investment options. The options mirror those investment options offered under the U.S. tax qualified savings plan. Investment elections can be changed at any time before separation from service.

•

Reinstated amounts that were contributed as excess matching contributions before January 1, 2009 under the prior U.S. deferred compensation SERP are fully vested under the 2010 deferred compensation SERP. All other amounts credited under the 2010 deferred compensation SERP are generally subject to a vesting schedule. Canadian participants have a vested right to their account balance pursuant to a schedule that provides for 50% vesting under age 55, 70% vesting at age 55, 80% vesting at age 56, 90% vesting at age 57 and 100% vesting at age 58. U.S. participants with at least three years of service have a vested right to 50% of their credited account balance if they are under age 55 and 100% of their credited account balance if they are age 55 or older. The 2010 deferred compensation SERP provides for accelerated vesting in the event of death, disability (U.S. participants only) and an involuntary termination without cause. A termination for cause will cause the entire account balance, whether vested or not, to be forfeited in the event of a violation of customary restrictive covenants of confidentiality, non-competition and non-solicitation, if applicable.

•

The 2010 deferred compensation SERP pays any amounts due in two installments. The first is payable as of the seventh month and the second is payable as of the thirteenth month following separation from service for any reason. For U.S. participants, interest will be credited from the employee’s separation until the entire account balance is distributed at the one-year LIBOR rate. For Canadian participants, interest will be credited from the employee’s separation through the end of such year at the plan’s regular interest rate, and from January 1 of the following year until the entire account balance is distributed at the one-year Canadian Deposit Offered Rate (or other rate in Canada that is equivalent to the LIBOR rate applicable to U.S. participants). Distribution is also triggered by a death or disability on terms described in the 2010 deferred compensation SERP.

Mr. Paterson participates in the AbiBow US Savings Plan (formerly named the AbitibiBowater Retirement Savings Plan). He formerly participated in the prior U.S. deferred compensation SERP and was credited with a reinstated balance under the 2010 deferred compensation SERP equal to his outstanding balance under the prior U.S. deferred compensation SERP. Mr. Paterson received regular contributions under the prior U.S. deferred compensation SERP. Mr. Paterson was fully vested in his account under the 2010 deferred compensation SERP and became eligible to receive distribution of his account balance upon his termination of employment on January 31, 2011, subject to applicable delays in payment under Code Section 409A for being a specified employee.

Mr. Harvey also participates in the AbiBow US Savings Plan and 2010 deferred compensation SERP. He formerly participated in the prior U.S. deferred compensation SERP and was credited with a reinstated balance under the 2010 deferred compensation SERP equal to his outstanding balance under the prior U.S. deferred compensation SERP. Mr. Harvey had not attained age 55 as of December 31, 2010 and, therefore, was 50% vested in his 2010 deferred compensation SERP account (100% vested with respect to reinstated excess matching contributions credited to the prior U.S. deferred compensation SERP before January 1, 2009). However, if Mr. Harvey had been terminated without cause on December 31, 2010, his account would have become fully vested.

Mr. Rougeau participated in the registered DC plan and the 2010 deferred compensation SERP. He formerly participated in the prior Canadian deferred compensation SERP and was eligible to be credited with a reinstated balance under the 2010 deferred compensation SERP equal to his outstanding balance under the prior Canadian deferred compensation SERP, provided he waives and forfeits any and all claims he had or may have had in the creditor protection proceedings in respect of any terminated plans. Mr. Rougeau’s account under the 2010 deferred compensation SERP was 50% vested as of December 31, 2010 because he had not attained age 55. Upon his termination of employment on March 31, 2011, Mr. Rougeau became fully vested in his account under the 2010 deferred compensation SERP and is eligible to receive a distribution of his account balance.

Messrs. Grandmont and Vachon commenced participation in the registered DC plan and the 2010 deferred compensation SERP on January 1, 2011. Neither executive previously participated in the prior U.S. or Canadian deferred compensation SERPs.

Severance and Change in Control Arrangements

Severance, With or Without a Change in Control

The following is a discussion of the policies and arrangements to which a named executive officer becomes subject upon certain termination events, with or without a change in control of the Company. Before the emergence date, Mr. Paterson’s severance rights were governed by an employment agreement that was originally provided by Bowater and subsequently assumed by us, and Mr. Harvey’s severance rights were governed by an employment agreement with us. The remaining named executive officers did not have employment agreements but were covered by executive severance guidelines. In addition, each named executive officer had a change in control agreement with either Bowater or Abitibi, each of which was assumed by us in connection with the combination.

Effective as of the emergence date, all agreements and policies providing any severance were terminated and, to the extent applicable, deemed rejected or repudiated, as applicable, under the plans of reorganization. Effective as of the emergence date, the Company assumed, as amended, the 2010 executive severance policy to provide financial support to the chief executive officer and his direct reports upon the occurrence of certain termination events. Effective as of the emergence date, all named executive officers were covered by the 2010 executive severance policy, the material terms of which are described below and provide the minimum severance protection for any eligible terminations that occur during the two years following emergence. This minimum protection applies to those individuals who were the chief executive officer or one of his direct reports on the emergence date (including the named executive officers). Effective January 31, 2011, Mr. Paterson terminated employment with the Company and received severance and other benefits pursuant to a separation and consulting agreement dated December 9, 2010, the material terms of which are also described below.

To be eligible for severance benefits, the named executive officers must agree to certain restrictive covenants intended to mitigate the competitive disadvantage that would result from losing executive talent to competitors of the Company. The 2010 executive severance policy requires eligible executives to protect confidential information. In addition, to receive benefits under the executive severance policy, an eligible executive must sign a release containing non-compete, non-solicitation and confidentiality covenants. Similarly, Mr. Paterson’s separation agreement includes non-compete and non-solicitation covenants effective for a period of one-year, and a confidentiality covenant effective for a period of two years, following termination of his consulting arrangement with the Company on July 31, 2011.

2010 Executive Severance Policy

Under the 2010 executive severance policy, if a named executive officer is terminated involuntarily by the Company (except for just cause, as determined by the Company in its sole discretion) or, within 12 months after a “change in control” of the Company, voluntarily terminates his employment for “good reason,” he would be eligible for severance pay. The severance pay is equal to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and a maximum of 104 weeks, and with proportional allowance for completed months. Eligible pay is base pay, plus the lesser of (i) the average of the last two annualized incentive awards paid under Company-sponsored short-term incentive plans (disregarding the 2008 and 2009 performance years) or (ii) 125% of the current target incentive award. Severance pay is generally paid as a lump sum upon termination. For the named executive officers, coverage under all Company-sponsored benefit plans ends pursuant to the plans’ terms. Finally, the 2010 executive severance policy provides outplacement counseling following a covered termination. Except as required by law, severance pay and benefits under the 2010 executive severance policy are contingent upon the execution of a valid waiver and release agreement that is not later revoked.

The 2010 executive severance policy contains the following general definitions of “change in control” and “good reason,” qualified in their entirety by the policy’s actual terms:

•

In general, a “change in control” means (i) the acquisition of a number of voting shares equal to or greater than 50% of the total number of voting shares immediately after such acquisition; (ii) the election or appointment of a number of members of the board of directors equal to or greater than 50% of the board of directors; (iii) any transaction or series of transactions whereby assets of the Company become the property of any other person (other than a subsidiary of the Company) if such assets have a fair market value (net of any existing liabilities assumed by such other person as part of the same transaction) equal to 50% or more of the Company’s market capitalization (as defined in the 2010 executive severance policy) immediately before such transaction; or (iv) the completion of any transaction or the first of a series of transactions that would have the same or similar effect as any transaction or series of transactions referred to in clauses (i), (ii) and (iii). However, the following events do not constitute a “change in control” for purposes of the 2010 executive severance policy: the Company’s emergence from the creditor protection proceedings; any and all related corporate restructuring transactions that occur coincident with or following emergence; the change in board membership coincident with emergence; any change in shareholders coincident with emergence; and any other transactions coincident with or following emergence provided for in the plans of reorganization.

•

In general, “good reason” means (i) a material adverse change in the executive’s status, title, position, duties or responsibilities (including reporting line relationships), or any removal of the executive from, or failure to reappoint the executive to, any material office or position; (ii) a material reduction of the executive’s compensation and benefits, in the aggregate, to those provided for under the employee compensation and benefit plans, programs and practices in which he was participating; (iii) a material reduction in the executive’s salary; or (iv) a material change in the geographic location at which the executive is to perform services on behalf of the Company from the location immediately before the change in control.

Mr. Paterson’s Separation and Consulting Agreement

On January 31, 2011, Mr. Paterson became eligible to receive the following severance benefits pursuant to his separation and consulting agreement:

•	a lump sum payment of $1,338,000, which was equal to the sum of 100% of his base salary (as reduced) and the average of his last two cash awards paid;

•	continued COBRA premiums under the Company’s medical and dental plans for up to 18 months to the extent he remains eligible;

•	continued entitlement to his full restructuring recognition award;

•	continued eligibility for a 2010 STIP award;

•

in lieu of an award under the 2010 equity incentive plan, a lump sum payment of $430,000 (equal to 25% of the value of the award he would have received under the 2010 equity incentive plan) on July 31, 2011; and

•	reimbursement of reasonable legal fees and expenses incurred in the negotiation and documentation of his separation and consulting agreement up to a maximum of $35,000.

Severance Projection Amounts

If the named executive officers (other than Mr. Paterson) had been terminated without cause, with or without a change in control, or had terminated employment for good reason within 12 months following a change in control, on December 31, 2010, they would have received the following benefits under the 2010 executive severance policy described above. Mr. Paterson’s amounts are those shown pursuant to his Separation and Consulting Agreement.

	David J. Paterson		William G. Harvey		Pierre Rougeau(1)		Alain Grandmont		Jacques P. Vachon
Base Salary (1 - 2X) (2)	$765,000		$722,500		$414,375		$722,500		$578,000
Avg. of Last Two Annualized Regular Cash Incentive Awards Paid (1 - 2X) (3)	573,000	(4)	453,713	(5)	294,821	(5)	547,569	(5)	400,938	(5)
All Other Severance Compensation	1,160,445	(6)	—		—		—		—
Total	2,498,445		1,176,213		709,196		1,270,069		978,938

(1)	Effective March 31, 2011, Mr. Rougeau terminated employment subject to a severance and consulting agreement. However, amounts shown in this table reflect the severance benefits he would have been owed under the 2010 executive severance policy if he had terminated employment on December 31, 2010.
(2)	Assumes annual base salaries of $765,000, $361,250, $382,500, $361,250 and $289,000, respectively.
(3)	Assumes average annualized incentive awards for Messrs. Harvey, Rougeau, Grandmont and Vachon of $226,857, $272,143, $273,785 and $200,469, respectively. For Mr. Paterson, see footnote 4.
(4)	For disclosure purposes, the cash incentive award calculations for Mr. Paterson are based on his separation and consulting agreement dated December 9, 2010.
(5)	For disclosure purposes, cash incentive award calculations for Messrs. Harvey, Rougeau, Grandmont and Vachon are based on the average of their annualized 2007 and 2010 regular incentive awards.
(6)	Pursuant to his separation and consulting agreement, on December 31, 2010, Mr. Paterson was entitled to receive (i) his 2010 STIP award of $420,750, (ii) an additional payment of $430,000 on July 31, 2011, which was in lieu of the emergence equity grants, (iii) Company-paid COBRA premiums under the medical and dental plans equal to $274,695, and (iv) reimbursement of legal fees and expenses incurred in the negotiation and documentation of his separation and consulting agreement, estimated for disclosure purposes at the maximum amount of $35,000. The amount of Mr. Paterson’s Company-paid COBRA premiums was determined based on the 2011 combined monthly COBRA rates for the medical and dental plans of $15,261, extrapolated through the end of the 18-month COBRA continuation coverage period. Because Mr. Paterson actually would have been entitled to the 2012 combined monthly COBRA rates for the final seven months of the continuation coverage period, the overall value of his Company-paid premiums may vary compared to the amount disclosed above.

Change in Control Benefits

Except as discussed above with respect to the 2010 executive severance policy, as of December 31, 2010, the Company had not entered into any change in control arrangements with the named executive officers. Effective January 1, 2011, the Company entered into a change in control agreement with Mr. Garneau, as described under Compensation Discussion and Analysis above. However, the 2010 executive severance policy remains the sole arrangement providing change in control protection for executive officers other than Mr. Garneau.

INFORMATION ON STOCK OWNERSHIP

The following table includes all AbitibiBowater stock-based holdings, as of April 27, 2011, of our directors and the named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Holder	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	17,008,276	(2)	17.5%
Steelhead Partners, LLC 333 108th Avenue NE, Suite 2010 Bellevue, Washington 98004	9,863,175	(5)	10.2%
Foyston, Gordon and Payne Inc. 1 Adelaide Street East, Suite 2600 Toronto, Ontario M5C 2V9 Canada	6,134,668	(3)	6.3%
Paulson & Co. Inc. 1251 Avenue of the Americas New York, New York 10020	4,959,580	(4)	5.1%
Richard Garneau	—		—
David J. Paterson	—		—
William G. Harvey	—		—
Alain Grandmont	—		—
Pierre Rougeau	—		—
Jacques P. Vachon	—		—
Richard B. Evans (6)	678		*
Pierre Dupuis (6)	678		*
Richard D. Falconer (6)	678		*
Jeffrey A. Hearn (6)	678		*
Sarah E. Nash (6)	678		*
Alain Rhéaume (6)	678		*
Paul C. Rivett (6)	2,236		*
Michael S. Rousseau (6)	678		*
David H. Wilkins (6)	678		*
Directors and named executive officers as a group (15 persons)	7,660		*

*	Less than 1%
(1)	Based on 97,134,954 shares of outstanding common stock as of April 27, 2011. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have beneficial ownership of the shares of common stock that the person has the right to acquire within 60 days of the date of determination, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, all the shares the person or persons has (have) the right to acquire within 60 days, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options, are deemed to be outstanding but are deemed not to be outstanding for the purpose of computing the percentage ownership of any other person. All numbers listed represent sole investment and voting power unless otherwise indicated.
(2)	Based on an amended Schedule 13D filed on January 14, 2011 jointly by Fairfax Financial Holdings Limited and Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679

Ontario Limited, TIG Insurance Company, The North River Insurance Company, Odyssey America Reinsurance Corporation, United States Fire Insurance Company, Markel Insurance Company of Canada, Commonwealth Insurance Company, Federated Insurance Company of Canada, Lombard General Insurance Company of Canada, Lombard Insurance Company and Zenith Insurance Company. Each reporting person reports having shared voting and investment power over the shares it is deemed to beneficially own.

(3)	Based on a Schedule 13G filed by Foyston, Gordon and Payne Inc. on February 14, 2011. The reporting person reports having shared voting and investment power over the shares it is deemed to beneficially own.
(4)	Based on a Schedule 13G filed by Paulson & Co. Inc. on February 17, 2011.
(5)	Based on a Schedule 13G filed on December 30, 2010 by Steelhead Partners, LLC, James Michael Johnston, Brian Katz Klein and Steelhead Navigator Master, L.P. James Michael Johnston and Brian Katz Klein report having shared voting and investment power over the shares they may be deemed to beneficially own.
(6)	Includes 678 vested RSUs or DSUs, as the case may be.

MANAGEMENT PROPOSALS

Item 1. Vote on the Election of Directors

Composition of the Board

On April 21, 2011, the board fixed the size of the board at eight members, effective as of immediately after the 2011 annual meeting of stockholders. Eight members of the board are standing for re-election, to hold office until the 2012 annual meeting of stockholders. Each director nominee has been recommended for election by the human resources and compensation/nominating and governance committee and approved and nominated for election by the board. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Each director nominee has consented to serve if elected. Should any director nominee be unable to stand for election at the annual meeting, proxies will be voted in favor of such other person, if any, recommended by the human resources and compensation/nominating and governance committee and designated by the board.

Board Recommendation

The board recommends a vote FOR the election to the board of each of Richard B. Evans, Richard D. Falconer, Richard Garneau, Jeffrey A. Hearn, Alain Rhéaume, Paul C. Rivett, Michael S. Rousseau and David H. Wilkins.

Nominees

Richard B. Evans Age: 63 Director since: 2007

Mr. Evans served on Bowater’s board from 2003 through the combination of Abitibi-Consolidated Inc. and Bowater into AbitibiBowater Inc., and has been the Company’s chair since February 2009.

He was president and chief executive officer of Alcan Inc. from 2006 until its merger with Rio Tinto Aluminum in October 2007. He then served as executive director of Rio Tinto PLC and Rio Tinto Ltd. from 2007 through 2009. From October 2005 to March 2006, he was chief operating officer of Alcan Inc. and from 1997 to October 2005, he held several executive positions with that company, including executive vice president for aluminum fabrication, Europe, executive vice president for fabricated products, North America and president of Alcan Aluminum Corporation.

Mr. Evans is the former chairman of the International Aluminum Institute. He also serves on the board of CGI Inc. (NYSE; Toronto Stock Exchange) and Noranda Aluminum Holding Corporation (NYSE).

Director qualifications:

•         Management/operating experience – former president and chief executive officer and former executive director of a large multinational resources company

Richard D. Falconer Age: 66 Director since: 2010

Mr. Falconer has served on the Company’s board since the emergence date.

He was vice chairman and managing director of CIBC World Markets Inc. until he retired in 2010. He joined Wood Gundy (now a division of CIBC World Markets Inc.) in 1970; his previous roles include financial analyst, director of research and co-head of investment banking. He has experience advising companies in the forest products industry.

Mr. Falconer is a board member of the Bridgepoint Health Foundation and chair of their Campaign Cabinet Committee. He serves on no other public company board of directors.

Director qualifications:

•          Professional services & financial experience – senior position in Canadian investment banking industry

•          Management/operating experience – former vice chairman and managing director of a large Canadian investment banking firm

Richard Garneau Age: 63 Director since: 2010

Mr. Garneau has served on the board since June 2010 and has been our president and chief executive officer since January 1, 2011.

He served as president and chief executive officer of Catalyst Paper Corporation from 2007 through 2010 and as vice president of pulp and paper operations with Domtar Inc. from 2005 through 2007. He also held a variety of roles at Norampac, Copernic.com, Future Electronics, St. Laurent Paperboard, Finlay Forest Industries and Donohue Inc.

He serves on no other public company board of directors.

Director qualifications:

•          Management/operating experience – experienced chief executive officer and senior executive officer with large publicly-held forest products industry companies

•          Professional services & financial/accounting experience – chartered accountant

Jeffrey A. Hearn Age: 60 Director since: 2010

Mr. Hearn has served on the Company’s board since the emergence date.

He retired from International Paper in April 2009, where he served as vice president and project executive and previously held various other general business management and technology management positions in the U.S. and Brazil. Prior to his return to the U.S. with International Paper, Mr. Hearn was president and chief executive officer of Weldwood of Canada from 2000 to 2002. Mr. Hearn has also served as chair of the Paperboard Mfg. and Converting Section of the American Forest Products Association and former vice-chair of the Forest Products Association of Canada. He was also Industry CEO representative for the B.C. Forest Products Forest Practices Reform Initiative.

He serves on no other public company board of directors.

Director qualifications:

•         Management/operating experience – experienced executive officer with large publicly-held forest products industry companies

•         Politics/government relations – experienced executive officer with trade associations in the forest productions industry

Alain Rhéaume Age: 59 Director since: 2010

Mr. Rhéaume has served on the Company’s board since the emergence date.

He is founder and a managing partner at Trio Capital Inc. Before then he was executive vice president and president of Fido, a subsidiary of Rogers Wireless Communications Inc., a role he assumed when Microcell Telecommunications Inc. was acquired by Rogers. Mr. Rhéaume was president and chief operating officer and previously served as chief financial officer of Microcell. Previously, Mr. Rhéaume was associate deputy minister of finance from 1987 to 1992 and deputy minister of finance from 1992 to 1996 in the provincial government of Québec.

He currently serves as a director of the Canadian Public Accountability Board, the Canadian Investors Protection Fund and Boralex Inc. (Toronto Stock Exchange). He has served in the last five years on the boards of ACS Income Trust Fund (Toronto Stock Exchange; no longer a public company), Quebecor World Inc. (NYSE, Toronto Stock Exchange; no longer a public company), Diagnocure Inc. (Toronto Stock Exchange), Kangaroo Media Inc. (Toronto Stock Exchange Venture Exchange; no longer a public company) and other private companies.

Director qualifications:

•         Politics/government relations and financial/accounting experience – various senior finance positions with the government of the province of Quebec

• Management/operating experience – several senior executive positions in the hi-tech industry

Paul C. Rivett Age: 43 Director since: 2008

Mr. Rivett has served on the Company’s board since April 2008.

He has been vice president and chief legal officer of Fairfax Financial Holdings Limited since 2004 and also serves as vice president and chief operating officer of Hamblin Watsa Investment Counsel Ltd., a wholly-owned subsidiary of Fairfax. Mr. Rivett was an attorney at Shearman & Sterling LLP in Toronto, Canada, before joining Fairfax in 2004.

Mr. Rivett serves on the boards of Mega Brands Inc. (Toronto Stock Exchange) and The Brick Group Income Fund (Toronto Stock Exchange).

Director qualifications:

•         Professional services – currently vice president and chief legal officer of a Canadian financial services company; former lawyer with a New York-based law firm

•         Management/operating experience – currently vice president and chief operating officer of an asset management subsidiary of Fairfax

Michael S. Rousseau Age: 53 Director since: 2010

Mr. Rousseau has served on the Company’s board since the emergence date.

He has been executive vice president and chief financial officer of Air Canada since October 2007. He served as president of Hudson’s Bay Company from 2006 to 2007, and as executive vice president and chief financial officer from 2001 to 2006. Prior to Joining Hudson’s Bay Company in 2001, he held senior executive financial positions at other large international corporations, including Moore Corporation in Chicago, Silcorp Limited and the UCS Group (a division of Imasco Limited).

Mr. Rousseau currently serves on the board of EnerCare Inc. (Toronto Stock Exchange) and served as a trustee of Golf Town Income Fund (Toronto Stock Exchange) in the last five years.

Director qualifications:

•         Professional services – chartered accountant

•         Management/operating experience – experienced executive with large publicly-traded companies

•         Financial/accounting experience – currently chief financial officer with Canada’s largest airline

David H. Wilkins	Ambassador Wilkins has served on the Company’s

Age: 64 Director since: 2010

board since the emergence date.

He was nominated by President George W. Bush as United States ambassador to Canada in 2005, a position he held until January 20, 2009. Before this appointment, he practiced law for 34 years in Greenville, South Carolina, and has extensive experience in civil litigation and appellate practice. He was elected to the South Carolina House of Representatives in 1980 and served 25 years, culminating in his service as speaker of the House. He is currently a partner at Nelson Mullins Riley & Scarborough LLP and chairs the Public Policy and International Law practice group. He is also former mayor of Greenville, South Carolina.

He serves on no other public company board of directors, but serves on other private company boards.

Director qualifications:

•         Professional services – experienced lawyer in public policy and international law

•         Politics/government relations – former U.S. ambassador to Canada and elected representative

Item 2. Vote on the Ratification of the Appointment of PricewaterhouseCoopers LLP

The audit committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011. Our organizational documents do not require that our stockholders ratify the appointment of the independent registered public accounting firm, but we do so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, the audit committee may change, in its discretion, the appointment at any time if it determines that it would be in the best interests of our Company and our stockholders to do so.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, including audit-related, tax and other services. The audit committee pre-approved all audit and permissible non-audit services provided by PwC in 2010.

The Company’s chief financial officer, chief accounting officer (or another officer designated by the board) and the independent registered public accounting firm must submit to the audit committee a request to provide any service that requires pre-approval. Each request must include a statement as to whether the independent registered public accounting firm and the submitting officer view the provision of the requested services as consistent with the SEC’s rules on auditor independence. The request must be sufficiently detailed to enable the audit committee to precisely identify the services requested. The audit committee may delegate pre-approval authority to its chair or one or more other committee members, but not to management. Any committee member with delegated authority must report all pre-approval decisions to the audit committee at its next scheduled meeting.

Other Information

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

Fees paid. The following table contains certain information on the fees paid to PwC for professional services rendered in the years ended December 31, 2010 and 2009.

Fee category	2010 fees	2009 fees
	(in thousands)
Audit fees	$7,848	$6,290
Audit-related fees	29	151
Tax fees	29	573
All other fees	53	63

Total fees	$7,959	$7,077

•

Audit fees. Audit fees consist of fees billed for professional services rendered for the audits of annual consolidated financial statements and internal control over financial reporting, review of interim consolidated financial statements included in quarterly reports on Form 10-Q and other services provided in connection with statutory and regulatory filings or engagements.

•	Audit-related fees. Audit-related fees consist primarily of fees for other attestation engagements.

•	Tax fees. Tax fees in each of 2010 and 2009 consisted primarily of tax planning and consulting for our Canadian and U.S. legal entities.

•	All other fees. All other fees in each of 2010 and 2009 consist mainly of translation services for the Company’s periodic reports.

Board Recommendation

The board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR ratification of the appointment.

Item 3. Advisory vote on executive compensation matters

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” gives our stockholders the ability to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. This vote is commonly referred to as the “say-on-pay” vote.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the board believes, serves to promote the creation of long-term stockholder value and to position the Company for long-term success. As described more fully in the Compensation Disclosure and Analysis section of this proxy statement, the mix of fixed and performance-based compensation and short-term and long-term incentive awards is designed to enable the Company to attract and retain top quality executive talent while, at the same time, creating a close relationship between performance and compensation. Our human resources and compensation/nominating and governance committee and the board believe that the design of the program and the compensation awarded to our named executive officers thereunder fulfill this objective.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The compensation disclosures are contained under the heading Compensation Disclosure and Analysis, the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Accordingly, the board is requesting your approval of the following non-binding resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, the other related tables and the accompanying narrative.

This vote is advisory and therefore not binding on the Company, our human resources and compensation/nominating and governance committee, or the board. Nevertheless, the board and human resources and compensation/nominating and governance committee value the opinions of our stockholders and will review the voting results in connection with their ongoing evaluation of the Company’s compensation programs.

Board Recommendation

The board recommends a vote FOR the approval of the Company’s executive compensation. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR this proposal.

Item 4. Advisory vote on the frequency of holding future advisory votes on executive compensation

The Dodd-Frank Act also gives our stockholders the ability to cast a non-binding advisory vote as to how frequently they would like to cast an advisory vote on the compensation of our named executive officers like Item 3. By voting on this proposal, stockholders may indicate whether they would prefer an advisory say-on-pay vote either annually, every two years or every three years.

The board recognizes the importance of receiving regular input from stockholders on important issues like executive compensation. The board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term and do not simply focus on short-term gains. While there are differing views as to whether the effectiveness of these plans can be adequately evaluated on an annual basis, especially in a cyclical industry such as ours, the board believes that at present it should receive advisory input from our stockholders each year. Accordingly, as indicated below, the board recommends that you vote in favor of an annual advisory vote on our executive compensation.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say-on-pay vote should be conducted every year, every two years or every three years. You may also abstain from voting on this item. You are not voting to approve or disapprove the board’s recommendation on this item.

Board Recommendation

The board recommends a vote FOR an annual advisory vote on executive compensation matters. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR an annual advisory vote on executive compensation matters.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors oversees our financial reporting, internal controls and audit function process on behalf of the board. The Company’s management is responsible for the financial statements and for maintaining effective internal control over financial reporting.

In carrying out its oversight responsibilities, the audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2010. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited financial statements for the year ended December 31, 2010 be included in the Company’s 2010 annual report on Form 10-K for filing with the SEC.

Alain Rhéaume (chair)

Pierre Dupuis

Sarah E. Nash

Michael S. Rousseau

*	Richard D. Falconer was appointed to the audit committee on April 21, 2011; he was not a member at the time it recommended to the board that the audited financial statements for the year ended December 31, 2010, be included in the Company’s 2010 annual report on Form 10-K for filing with the SEC.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and 10% stockholders to file reports of holdings and transactions in common stock, (including the shares of pre-emergence common stock issuable upon the exchange of the exchangeable shares of the former AbitibiBowater Canada Inc., before they were canceled on the emergence date), with the SEC. Those persons are also required to furnish the Company with copies of all section 16(a) reports they file, which we post on our website at www.abitibowater.com/investors/sec_filings.

As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing section 16 reports on their behalf. Based on a review of the copies of such reports and on written representations from the Company’s directors and executive officers, the Company believes that all section 16(a) filing requirements applicable to the Company’s directors, executive officers and stockholders were complied with during the most recent fiscal year, except that a Form 3 in connection with Mr. Garneau’s appointment to the board in June, 2010 was not timely filed.

In connection with the implementation of the plans of reorganization, each share of our common stock and each option, warrant, conversion, privilege or other legal or contractual right to purchase shares of our common stock, in each case to the extent outstanding immediately before the effective date of the plans of reorganization, has been canceled as of the emergence date, and the holders thereof are not entitled to receive or retain any property on account thereof.

OTHER BUSINESS

There are no other matters that the board currently intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote on them in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY

To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on December 31, 2011. Proposals should be addressed to the corporate secretary, AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montréal, Québec, Canada H3B 5H2.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Our by-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but instead is sought to be presented directly at the 2012 annual meeting be made by way of a “notice of business,” as further described in the by-laws. To be timely, the notice of business must be delivered personally or mailed to, and received at, our principal executive offices, addressed to the corporate secretary, by no earlier than 90 days and no later than 60 days before the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, a notice of business must be received no earlier than March 11, 2012 and no later than April 10, 2012. The notice of business should be addressed to the corporate secretary, AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montréal, Québec, Canada H3B 5H2.

ADDITIONAL INFORMATION

We will furnish, without charge to a stockholder, a copy of the annual report on Form 10-K (including the financial statements and financial schedules incorporated by reference therein but not including the exhibits, which are available upon payment of a reasonable fee) for the year ended December 31, 2010, filed with the SEC. A copy of such report may be obtained upon written request to the Company at Corporate Secretary, AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montréal, Québec, Canada H3B 5H2. The annual report on Form 10-K and all of the Company’s filings with the SEC can be accessed through our website at www.abitibitbowater.com/investors/sec_filings.

abitibi bowater

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2011.

Vote by Internet

Vote by telephone

- Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
- Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of directors:

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE            SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4

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ADD 6

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Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet June 9, or 2011. telephone must be received by

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/ABH

Follow the steps outlined on the secured website.

Vote Within by USA, telephone US territories & Canada, call toll free There 1-800-652-VOTE is NO CHARGE (8683) to on you a touch for the tone call. telephone.

Outside on a touch USA, tone US telephone. territories Standard & Canada, rates call will 1-781-575-2300 apply.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and every 1 Year for Proposal 4.

For Withhold For Withhold For Withhold +

01—Richard B. Evans 02—Richard D. Falconer 03—Richard Garneau

04—Jeffrey A. Hearn 05—Alain Rhéaume 06—Paul C. Rivett

07—Michael Rousseau 08—David H. Wilkins

For Against Abstain For Against Abstain

2. Ratification of PricewaterhouseCoopers LLP appointment. 3. Advisory vote on executive compensation (“say-on-pay”).

1	Yr 2 Yrs 3 Yrs Abstain

4. Advisory vote on the frequency of say-on-pay.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date

(mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ABITIBIBOWATER INC.

AbitibiBowater Inc.

1155 Metcalfe Street, Suite 800 Montréal, Québec Canada H3B 5H2

Proxy solicited by AbitibiBowater Inc. on behalf of the board of directors for the 2011 annual meeting of stockholders to be held on June 9, 2011.

Richard Garneau and Jacques P. Vachon (the “proxies”), or either of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present at the 2011 annual meeting of stockholders of AbitibiBowater Inc. to be held on June 9, 2011 and at any postponement or adjournment thereof.

The proxies shall vote subject to the direction indicated on the reverse side of this proxy card. If no such direction is indicated, the proxies will vote as the board of directors recommends. The proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournment or postponement thereof.

The board of directors recommends a vote FOR all the nominees listed, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year, FOR approval of the advisory resolution on executive compensation and FOR conducting future advisory votes on executive compensation every 1 YEAR.

(Items to be voted appear on reverse side.)